UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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WillScot Mobile Mini Holdings Corp.
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4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008
(480) 894-6311
www.willscotmobilemini.com

Dear Fellow Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of WillScot Mobile Mini Holdings Corp., virtually via webcast, on June 2, 2023, at 9:00 a.m., Pacific Daylight Time. Our Company continued its commercial momentum while reinvesting in our people and growth in 2022. It is my privilege as Chairman of the Board to share a few highlights with you.
•Delivered on commitments. In 2022, WillScot Mobile Mini generated $2.1B of revenue, $884M of Adjusted EBITDA1, and $276M of income from continuing operations, representing growth relative to 2021 of 28%, 36%, and 141%, respectively.2 We progressed every growth initiative that management previously described at our 2021 Investor Day, with a view to achieving one of our first milestones of $1B of run-rate Adjusted EBITDA in 2023. Value-Added Products penetration eclipsed $400 per unit per month in our Modular Solutions segment, and we rolled out a full assortment of locks, lighting, and basic shelving in Storage Solutions. We successfully drove volume growth and rate optimization across the business, underpinned by process improvements and our team’s commitment to our Company’s value proposition. We expanded logistics margins while navigating inflationary pressures, and we acquired 13 regional and local modular and storage companies, enhancing the value proposition for our customers and increasing shareholder value. Finally, we divested the Tank and Pump and UK Storage segments, completing the transition of our portfolio into a pure play provider of modular space and storage solutions in North America and reducing leverage to 3.1x, which is near the bottom of our target range of 3.0-3.5x.
•Stockholder value creation. Consistent execution and disciplined capital allocation drive stockholder value creation. Our operational and commercial success was compounded by our approach to capital allocation, resulting in Return on Invested Capital of 15.4% in 2022, which is at the top of the target range we set at our 2021 Investor Day. During the year, we allocated $414 million into net capex to reinvest in our existing business.3 We invested $221 million in M&A, representing 13 tuck-in acquisitions that we folded seamlessly into our portfolio. Finally, we returned $754 million to stockholders by repurchasing our common stock and stock equivalents, reducing economic share count by 8.2%. As of November 2022, no warrants are outstanding. We are confident that our approach to capital allocation and operational excellence will continue to support outstanding returns to our stockholders.
•Values and our inherently sustainable business model underpin our ESG approach. We are a pioneer within the industrial circular economy. Our turnkey solutions are inherently sustainable, as we refurbish our modular and storage units multiple times over 20-to-30-year asset lives and on average rent these assets to 8-10 different customers for diverse applications over these useful lives. More than 75% of our interior office and storage Value-Added Products offering are reusable. In 2022, we engaged with our top customers in a variety of industries to explore energy efficiency and collaborative ESG reporting. We completed our ESG roadmap and are in the process of capturing baseline data to inform both our reporting and our long-term goals. Additionally, we created an external microsite to describe our ESG program in detail, highlighting our inherently sustainable business that is underpinned by investment in our communities and employees, as well as unwavering commitment to the principles of good governance. In 2023, we intend to issue our inaugural sustainability report. Our approach to ESG is pragmatic and focuses on initiatives that drive operating efficiency, shareholder returns, employee engagement, and customer satisfaction.
•Invested in our team. From tuition reimbursement and vocational training, including our unique driver apprenticeship program, to Inclusiveness Resource Teams and our bespoke leadership development programs, we are investing in our people so that they are ready to execute our strategy. Since 2015, for example, more than 600 of our team members participated in our Leadership Development Program (LDP). We provide comprehensive and competitive benefits to both our hourly and salaried employees, including 401(k) plan contribution matching and healthcare coverage funded up to 80% by the Company. We are also investing in tools to help our team support our customers, including the SAP implementation in 2021 and the Customer Relationship Management (CRM) system harmonization that went live in February 2023.
•Enhanced corporate governance. In 2022, stockholders approved a recommendation to immediately declassify the Board of Directors. The Board also recently appointed Erika T. Davis and Rebecca L. Owen as directors. Erika and Rebecca collectively further strengthen the Board given their unique experiences in human capital management, logistics, systems integrations, end markets (construction and commercial real estate) and risk oversight, among others. The Board consistently reviews and updates its policies to pursue high standards of corporate governance. In 2022, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes. The Board continues to seek diverse candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory for the next five years.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 5, 2023, are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors or other proposals at the meeting without specific instructions from you on how to vote. For your vote to be counted, please ensure to submit your voting instructions to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our Company.
Sincerely,
Erik Olsson
Non-Executive Chairman of the Board
(1) Reference to $884M represents Adjusted EBITDA from continuing operations.
(2) All metrics presented from continuing operations. Adjusted EBITDA is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, including a reconciliation of Adjusted EBITDA to income from continuing operations, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3) Net capex is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, including a reconciliation of Adjusted EBITDA to income from continuing operations, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.” This meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 2, 2023, at 9 a.m. Pacific Daylight Time	www.virtualshareholdermeeting.com/WSC2023 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 5, 2023	Holders of WillScot Mobile Mini’s Common Stock at the close of business on April 5, 2023
Stockholders or their authorized proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/WSC2023 and using your control number.
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will submit your proxy as soon as possible. You can vote at the annual meeting by attending the live webcast or by proxy. Registered holders may submit their proxy by mail, while beneficial owners may submit their voting instructions by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares or submit your proxy.

By Telephone	By Internet	By Mail
You can submit your proxy by calling 1-800-690-6903	You can submit your proxy online at www.proxyvote.com	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
MATTERS TO BE CONSIDERED AT THE MEETING AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation
PROPOSAL 1	Elect 8 directors to the Board of Directors to serve until the 2024 annual meeting of stockholders or until their successors are elected and qualified.	FOR the listed nominees
PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR
PROPOSAL 3	Approve by advisory vote, the compensation of our named executive officers.	FOR
Transact any other business that may properly come before the meeting.
Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.

By Order of the Board of Directors
Hezron T. Lopez
Executive Vice President, Chief Legal & Compliance Officer & ESG

WILLSCOT MOBILE MINI HOLDINGS CORP.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 2, 2023
TABLE OF CONTENTS
We are sending you these proxy materials in connection with the solicitation of proxies, on behalf of the Board of Directors of WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”), for the 2023 annual meeting of stockholders. Physical distribution of these materials is expected to begin on or prior to April 20, 2023, as requested.

PROPOSAL 1 – ELECTION OF DIRECTORS	16
PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28
AUDIT COMMITTEE REPORT	29
PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)	30
EXECUTIVE COMPENSATION	31
EXECUTIVE COMPENSATION TABLES	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT	55
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING	55
ACCESS TO ANNUAL REPORT ON FORM 10-K	55
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	55
PROXY VOTING CARD	A-1

NOTABLE CORPORATE GOVERNANCE UPDATES AND CHANGES
We believe that proper governance is integral to align our business strategy and operations with stockholder interests. We have strong governance practices in place that continue to evolve as our business grows. These practices not only help to regulate our risk as an organization, but also provide a framework by which we are able to translate the ethics of our philosophy for every employee.
Following approval by our stockholders of amendments to our certificate of incorporation, we accelerated declassification of the Board last year, and the Company will now hold annual elections for all directors. We believe Board declassification supports the Company’s ongoing efforts to adopt “best practices” for corporate governance matters. We have also made certain changes to the leadership structure and composition of the Board. Following a recommendation from the Nominating and Corporate Governance Committee, the Board determined that Erik Olsson, as Chairman of the Board, is an independent director under applicable rules of the Securities and Exchange Commission (“SEC”) and the Nasdaq Capital Market (“Nasdaq”).
We also made several changes to our corporate governance documents, including our Bylaws and Board committee charters. Following the SEC’s adoption of its new universal proxy rules pursuant to Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we amended our Bylaws to ensure an orderly nomination and election process and to otherwise ensure that our Bylaws comport within the new universal proxy rules. We also made certain amendments to our Bylaws to align with recent amendments to the Delaware General Corporation Law. As to our Board committee charters, we made ministerial, clarifying and/or conforming changes to the Compensation Committee Charter, the Audit Committee Charter, and the Nominating and Corporate Governance Committee Charter. Specific to the Compensation Committee Charter, we made changes to align the charter with new pay versus performance rules, and specific to the Nominating and Corporate Governance Committee Charter, we made changes to clarify the Committee’s role with regard to oversight of Environmental, Social and Governance (“ESG”) matters. Furthermore, to better align with the strategic direction of the Company, the Board is reducing the size of the Board from 11 to 8 while it continues to evaluate talent, skill sets and diversity to align with the long-term future of the Company.
The Company continues to pursue its commitment to creating a more racially and gender-diverse Board by seeking diverse candidates for Board seats. Moving forward, we will continue to seek potential director candidates with key qualifications and diverse backgrounds. Related to the Company’s commitment to diversify, the Company recently appointed Erika T. Davis and Rebecca L. Owen to the Board. Ms. Davis brings significant human capital management, M&A, technology and systems integration experiences to the Board. Ms. Owen brings significant end-market (construction and commercial real estate), governance and risk oversight experience to the Board. The diagram below shows the current composition of our Board with the inclusion of several key metrics (as further supplemented in the Corporate Governance, Director Skills and Experience Matrix and Board Diversity Matrix sections of the Proxy Statement).
HUMAN CAPITAL MANAGEMENT
As of December 31, 2022, we employed approximately 4,500 people in North America (the US, Canada and Mexico), the majority of whom are full time. Approximately 88% of employees work in our 240 branch locations, while 12% serve in various corporate functions. We have not experienced a strike or significant work stoppage, and we consider our relations with our employees to be good, as evidenced by engagement survey results, which are discussed below.
Our Compensation Committee is responsible for providing oversight of our human capital strategy. Our Senior Vice President (“SVP”), Human Resources, along with other members of our executive leadership team, leads the Company’s human capital strategy. This includes attracting, hiring, developing, retaining, and engaging talent to deliver on the Company’s strategy, designing employee compensation and benefits programs and developing and integrating the Company’s inclusion and diversity (“I&D”) initiatives.
Whether at a branch location or onsite with our customers, we believe our people give WillScot Mobile Mini a competitive advantage in the industry. That differentiation begins with our values. Our Company values are lived through our employees, acknowledged by our vendors and aligned to the needs of our customers and communities. Our values provide the basis of our approach to human capital management as well as how we treat our stakeholders.

Company Values
•Dedicated to Health & Safety: We are subject to certain environmental, health and safety regulations as well as other laws and regulations in countries, states or provinces, and localities in which we operate. The Company’s health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of the Company’s operations. We take responsibility for our own well-being and for those around us.
•Committed to Inclusion & Diversity: We are stronger together when we celebrate our differences and strive for inclusiveness. We believe that a rich culture of inclusion and diversity enables us to create, develop and fully leverage the strengths of our workforce to exceed customer expectations and meet our growth objectives. We encourage collaboration and support the diverse voices and thoughts of our employees and communities.
•Driven to Excellence: We measure success through our results and achievement of our goals. We continuously improve ourselves and our products and services in pursuit of maximizing long-term stockholder value.
•Trustworthy & Reliable: We hold ourselves accountable to do the right thing and deliver on our commitments.
•Devoted to Our Customers: We anticipate the growing needs of our customers and strive to exceed their expectations and make it easy to do business with us.
•Community Focused: We actively engage in the communities we serve and deliver sustainable solutions. We organize our community activities around four core causes that most align with our business purpose: Shelter, Hunger, Education, and Health & Wellness, and have numerous partnerships at local and national levels to guide our activities.
Elements of Our Human Capital Strategy
Our employee value proposition is simple: every day our employees deliver excellent service to our customers and WillScot Mobile Mini is committed to delivering an employee experience that creates opportunity and ensures dignity for every employee. We offer core healthcare benefits and a variety of additional programs that can help employees save money and provide important coverage and assistance with everyday needs. We provide comprehensive health and mental health offerings to all of our US-based employees, whether hourly or salaried. Our involuntary turnover remains low, and the average tenure of our Drivers remains strong at over 5 years, during a period where demand for Drivers is relatively high. We believe that our strategy with the cornerstones of health and safety, opportunity, and personal dignity gives us an advantage over other companies. Our offerings are designed to benefit employees and their families, and we continue to develop best-in-class programs and services that are aligned to deliver targeted business outcomes that best fuel our growth trajectory. The following highlights a few of our programs.
Employee Engagement
We are committed to keeping our employees informed and engaged in Company news and events, while helping them connect to our strategy and values. We share information through a range of channels including direct email and text capabilities, an employee intranet, displays in our branches, and quarterly all-employee town halls. We actively engage with our employees in topics that impact their experiences at work. We work with an outside vendor to administer, on an anonymous and quarterly basis, an enterprise-wide employee engagement survey to give our teams an active voice on topics that impact them directly. Employee feedback is leveraged to shape policies, processes and other aspects of our workplace.
In October 2021, we completed an enterprise-wide comprehensive engagement survey targeting all employees. In 2022, we conducted two ‘pulse’ surveys to both measure our progress in attributes with lower scores in our October 2021 enterprise-wide survey as well as to identify any new emerging areas of satisfaction or concern. We generally issue these pulse surveys quarterly to a random selection of employees across roles and geographies. 2022 survey results were positive, with NPA scores improving quarter over quarter and we have seen employee participation increase. Given the findings of all of our surveys, we have launched several projects to enhance our business around these areas, including Project Fusion, which focuses on enhancements to our CRM applications, career mapping to show employees the possibilities for their career, and our Give Where You Live program, which provides employees opportunities to give their time, talent, or treasure to local organizations.
Learning and Development
Human capital development underpins our efforts to execute our strategy and continue to develop our people, products and services. We continually invest in our employees’ career growth and provide all employees with a wide range of personal and professional development experiences, both formal and informal, for all stages of their career journey.
Our formal offerings include tuition reimbursement, a diverse curriculum of over 6,000 learning courses, vocational training, language training and leadership development experiences. Our bespoke foundational leadership development program, the LDP, combines skill building with an opportunity to put skills into practice. Since 2015, more than 600 of our team members have participated in this program. In 2022, we continued our partnership with a leading graduate school to offer a targeted executive education program to five of our senior leaders. We also partnered with a language training provider to launch our new language training program. And in 2021, we launched our new Driver Apprentice Program to provide development opportunities to anyone interested in becoming a Commercial Driver’s License Class A driver for the company. This new program also created internal development opportunities for current employees to become trainers.
Continual learning and career development are advanced through our in-depth succession planning process where we look across the organization to ensure diversity and inclusion are at the forefront of our human capital management. We then transition into goal planning and development conversations with employees that are supported by our library of over 6,000 personal and professional development courses, customized training engagements and seminars, conferences, and other training events where employees are encouraged to attend in connection with their job duties and developmental goals.

Compliance and Risk Mitigation
We require the highest standard of professional and ethical conduct from our employees. Our reputation for honesty and integrity is key to the success of our business. Initiatives that the Company has implemented to maintain the highest level of professionalism include annual compliance training that focuses on the applicable data privacy, security, legal and regulatory requirements needed to maintain a high level of security and risk standards. We concluded 2022 with a 97% completion rate on required compliance training. Employees also received phishing simulation tests approximately once every six months and supplemental IT training on a quarterly basis. Additionally, the new hire onboarding process covers data security and data safety training for all employees. We source skilled trades talent through internal and external apprentice programs, and retain specialty recruiting firms for skilled trades, sales associates, and professional staff that perform background checks on potential candidates. We have added a suite of learning and developmental opportunities for sales staff, operations disciplines, and other professional positions. We have placed responsibility with the Compensation Committee to provide human capital oversight and regular Board updates.
Inclusion & Diversity (I&D)
We encourage and empower the diverse voices and contributions of our stakeholders to drive market expansion and global value. In 2021, we established our Inclusion & Diversity Council (“Council”), a broad group of leaders from across the Company including our CEO, CFO, CLO, SVP – Human Resources, CIO, Chief Administrative Officer, SVP Marketing, Enterprise Accounts & ESG, SVP Commercial, Divisional SVPs, as well as a cross-section of leaders from all areas of the business, to review and discuss strategies and initiatives central to our I&D efforts. We also launched five (5) Inclusiveness Resource Teams (“IRTs”): Women of WSMM (“WOW”), Black Organization for Leadership & Direction (“BOLD”), Veterans United, Hispanos, and People Respecting that Identity and Sexuality Matters (“PRISM”). IRTs are voluntary, employee-led groups that work to foster an inclusive and diverse workplace aligned with our values and strategy. These groups were established as a grassroots initiative to support our employees from specific demographic groups and their allies, to provide opportunities for development and to leverage the lived experiences of our employees to educate everyone in the organization.
To support the efforts of both the Council and IRTs, we created the role of Director, Inclusion and Diversity. This individual reports to the SVP Human Resources, and is responsible for establishing the strategic vision of inclusion and diversity within the Company and executing on that vision in a collaborative effort with multiple areas of the business.
The tone for I&D in our Company starts at the top with our executives and is bolstered with support from our Board of Directors. We expect to achieve the Company’s aspirations by (i) having regular Board oversight of the Company’s I&D efforts, and (ii) improving I&D initiatives throughout the complete lifecycle of employee engagement (from recruitment, through development and advancement). We have trained hundreds of leaders in our organization on Unconscious Bias and provided I&D e-learning opportunities to our employees. Our work in I&D continues to be a priority going forward, with plans for additional learning, expanded Council mandates and increased IRT participation.
Rewards, Health & Wellbeing
We crafted our Total Rewards strategy with a strategic focus on the health and wellbeing of our employees. We do this, in part, by ensuring competitive pay at every level of the organization. We employ internationally-recognized human capital consultant data to set and maintain pay ranges and pay levels across the organization. Incentives are designed to reward eligible employees commensurate with Company performance. Depending on the position, incentives may be either individually based (sales commissions), group-based (regional performance bonuses), or Company-based (corporate and executive employees). We provide comprehensive health and mental health offerings to all of our US-based employees, whether hourly or salaried. This enables all of our employees to take advantage of healthcare and mental healthcare visits irrespective of their status with the Company.
The Compensation Committee of the Board approves executive compensation after consulting an independent third party, currently Pay Governance. Pay Governance takes peer group data and general market data into account, when providing pay guidance, to ensure executive pay is both competitive and reasonable, based on the prevailing market standards.
WillScot Mobile Mini’s approach to our benefits begins with a centralized focus on the employee. We offer high-deductible healthcare plans to all hourly and salaried employees to promote positive consumer behaviors, and we pay an average of 70% of the cost of employee premiums. We mitigate the burden to the employee from these plans by seeding their Health Savings Accounts (“HSA”) at the beginning of the year, covering between 35% and 50% of employee deductibles. We also provide an annual biometric screening incentive that allows for an additional HSA contribution. Therefore, collectively with our broad HSA offering, we cover approximately 80% of our participating employees’ healthcare costs.
We offer core healthcare benefits and a variety of additional programs that can help employees save money and provide important coverage and assistance with everyday needs. Core healthcare coverage includes medical, dental, and vision benefits. Additional programs include voluntary supplemental medical benefits, life and accidental death and dismemberment, legal and ID theft, home and auto, and pet insurance. Recognizing the importance of mental health, we have a comprehensive Employee Assistance Program to provide counseling sessions and resources for employees as they need help. Financial education and preparation are also important goals of our benefit program. We have a generous 401(k) match up to 4.5% and an auto-enrollment feature for all employees of the Company, resulting in 86% of employees enrolled in the 401(k) plan. We offer several educational services employees can use to strengthen their financial acumen. We provide employer-paid short- and long-term disability and basic life and AD&D. We also offer paid parental leave for those employees who expand their families. Regardless of the challenges our employees face we are prepared to support them through their major life events and times of need.
Minions of Kindness Fund (501(c)(3))
Our employees are doing their part to support each other as well. The Minions of Kindness (“MoK”) Fund is an employee-led 501(c)(3) organization that uses employee donations to support WillScot Mobile Mini employees in times of distress. The fund offers WillScot Mobile Mini employees the opportunity to link arms and make a difference for those in need. Since its inception in 2012, the fund has provided monetary aid to over 190 employees.
There are many ways to support the MoK Fund such as payroll deductions and one-time contributions. When an employee has a dire need, they will complete a request for assistance form found on the fund’s website at www.mokfund.org. All requests are handled in a confidential manner by a board comprised of employee volunteers.

Give Where You Live
We launched “Give Where You Live” in 2021. This program allows employees across our approximately 240 branch locations to partner with local charities of their choice in meaningful ways. We leverage technology, via a charitable giving application, engaging our workforce in this initiative. We encourage our employees to give their time, talent, and/or treasure to local organizations, furthering our Core Four causes of Shelter, Hunger, Education, and Health & Wellness. The program includes a volunteer rewards program to encourage global participation.
OUR APPROACH TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We are committed to upholding high standards when it comes to our environmental, social, and governance responsibilities, as well as the safety of our employees and our business partners. As the leader in providing modular workspace and storage solutions, our approach to ESG seeks to balance short-term and long-term solutions and considers the interests of our stakeholders in our everyday actions. The principal products we provide to our customers are long-lived, reusable and relocatable assets that produce minimal waste. For decades, we have committed ourselves to circular economic practices to reuse as many of our assets as possible.
Our Board of Directors, at the direction of its Nominating and Corporate Governance Committee, is actively involved in the development of our ESG strategy and approach. With their guidance, in 2020, we conducted an assessment of our readiness to pursue an ESG strategy with the goal of determining our focus areas. In late 2021, we rolled out our formal ESG strategy at our Investor Day, called “Deliver Opportunity.” Against this backdrop, we channeled our focus in 2022 to formalizing our ESG strategy around key aspects of our strategy such as built-in sustainability, team safety and inclusion and diversity, which have been business priorities for many years. Our business is managed for long-term success in a manner that we believe is economically, environmentally and socially responsible, and our ESG efforts are focused in areas where we see tangible business impact. Over the next several years, we will continue to focus on numerous ESG-related initiatives including the following focus areas:
In formalizing our own ESG framework, we analyzed our business and identified relevant ESG factors using leading ESG and sustainability frameworks and guiding principles, such as the U.N. Sustainable Development Goals (SDGs). In 2022, and beyond, we will continue to evolve our ESG program in a manner that helps create long term value for our stockholders, employees, clients, communities, and other stakeholders.
In the near term, we are pursuing the following five key strategic initiatives to drive increased benefits for our stakeholders. Please see our ESG Microsite for additional information on each topic at https://esg.willscotmobilemini.com. However, we are not incorporating by reference any information available through our website as part of this Proxy Statement.

Environmental
Circular Business Model
We lease commercial grade office and storage units that are designed to be reused, relocated and reconfigured, which allows for significantly reduced material usage for us and our customers, obviating the need for single-use purchase of new materials and disposal at the end of projects. We have best in class refurbishment capabilities for our office units. These assets are cycled to different customers, typically seven times over their 20-year lifetime with a minimal refresh before each new cycle. Typically, in the second half of the product’s life, we complete a refurbishment, which can extend the asset life by another 10 years, allowing many of our units to be in service for close to 30 years. With the cost of a full refurbishment at only 20-30% of the cost of a new unit, it’s more capital efficient to refurbish our units and it extends the life significantly. The Company strives to be the industry’s most innovative partner in reducing material usage, boosting energy efficiency, improving occupant wellness and driving sustainable economic growth.
Our newest office space, called FLEX, is a panelized product which means that the panels, or walls, can be reconfigured and reused, thus eliminating labor and material waste. We also have world class modernization facilities to put our storage assets, which we typically acquire as end-of-life shipping containers, into service as storage units.

Value-Added Products (“VAPs”) add a multiplier effect to our circular story because we are able to reuse, repair, and maintain VAPs that come off rent, which helps drive better margins and growth. In addition, putting VAPs into our circular business model significantly reduces material usage, packaging waste, and transportation miles both for us and for our customers. Additionally, we are expanding the success we have had with VAPs in our modular business to our storage business with an equal multiplier effect of helping our customers while reducing waste.
Circular by design, our lease and renew business model helps us to reduce material usage, emissions and costs, while helping our customers with their ESG goals.
Waste Management / Reduction
Not only do we help our customers reduce waste with our reusable products, but we have also prioritized waste reduction internally to focus on diversion, compliance, mitigation, and efficiencies. We are conducting waste characterization studies across the US to support the development of our waste reduction roadmap. In addition, we kicked off a thorough waste vendor assessment to ensure consistency and compliance with waste regulations, but also to shift our focus from simple waste management to waste mitigation. Our aim is to work with vendors who are willing to support our waste diversion targets. This includes, but is not limited to, increased recycling of single stream materials and construction and demolition waste, right sizing of containers, optimization of service levels, education and training for users, and holistic waste data tracking.
Greenhouse Gas Emissions
Our greenhouse gas footprint and risk are small, but even though small we can strive to do better. Our business requires management of a diverse and active delivery and set-up fleet and operation of yard equipment. We have both short term and longer term initiatives in flight to improve efficiency and reduce emissions from our rolling stock fleet. In the short term, we are exploring opportunities using our scale and branch density to optimize the routes driven by our team, which in turn can reduce mileage, fuel consumption, and costs. We are actively investing in technology solutions to help us realize these efficiencies. Longer term, we have begun the process of replacing older vehicles with modern, efficient vehicles, and are working to test vehicles fueled by alternative fuel methods, including renewable natural gas and electric alternatives, among others. Over time, these efforts will also help to reduce our fuel costs and risks, while also helping us secure contracts with like-minded customers. We are constantly developing new solutions to help our customers improve their business, reduce their carbon footprint and be better corporate citizens. These solutions include route optimization solutions to reduce travel distances and idle times, each of which reduces greenhouse gas and improve customer efficiency.
Social
Safety
The protection of people and the environment is a core value at WillScot Mobile Mini. It is a key component of our Sales, People and Operational Excellence priorities. These priorities are the driving force that shapes who we are and what we do. Safety extends beyond our branches and yards and includes travel and activities at customer sites. WillScot Mobile Mini fosters an environment in which our employees feel empowered and choose to make the safest and best decisions possible. Proper safety culture fosters personal accountability, leading to increased safety, active employee engagement and a strong commitment to the Company and our customers.
Today, we believe we’re operating at the highest levels of safety and low levels of injury. In 2022, our Total Recordable Incident Rate (“TRIR”) was below one, which translates to keeping our employees very safe, and we remain committed to creating a zero harm culture. Every Company employee has “Stop-Work” authority allowing employees to stop work, report near misses and identify improvements that impact their own safety and that of others, which supports our constant goal to identify and correct safety issues before they turn into incidents. WillScot Mobile Mini leverages technology to assist our Drivers and other team members in the safety arena. We created our own bespoke assessment tool, referred to as our “Safety Save” application, that tracks employee safety engagement and measures the number of safety engagements as our team members complete them. Any employee is encouraged to complete a safety assessment on an observation of a task, tool, behavior, or other condition during working duties. Use of the Safety Save application is just one manner we use to manage safety leadership at all levels. Further, WillScot Mobile Mini uses a vehicle/truck-based camera system to monitor and improve driving behaviors. Furthermore, we use artificial intelligence applications to constantly assess and monitor driver performance. This enables us to detect safety concerns and provide coaching opportunities to improve driver safety.
Lastly, the Company maintains a robust safety assessment program that drives increased focus to our Health & Safety core value by providing increased visibility. Our goal is to help each team member succeed and enjoy a safe working experience. Who we are as people ultimately defines what we are as a business, and safety is everyone’s responsibility.
Our environmental, health and safety management system (“EHSMS”) revolves around four main components, “plan,” “do,” “check” and “act.” As to “plan,” our Health & Safety Culture Policy, drafted by members of our Senior Executive Team, highlights the tenets of our commitment to safe culture. We are subject to certain environmental, health, and safety laws and regulations in countries, states, provinces, and localities in which we operate. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions, regulations, hazards, and unique working environments where we operate. As to “do,” and based on hazard assessment, the Company evaluates each task, creating or modifying standard operating procedures and work instructions. WillScot Mobile Mini provides safety and health training that exceeds regulatory requirements in line with employees’ tasks and the hazards they face during the completion of daily tasks. As it pertains to “check,” our corporate safety team conducts regular audits, and where deficiencies or corrective actions are needed, action plans are prepared, executed and tracked to closure. Lastly, as it pertains to “act,” among other initiatives, we have partnered with our insurers for several years to conduct external audits of our safety management system and practices. The Company uses these results to continuously update our EHSMS.1
_____________________________________________
1 We follow US Centers for Disease Control and Prevention, Occupational Safety and Health Administration and/or applicable country, state, and local guidelines at the locations where we operate. We provide masks and hand sanitizer to our visitors, customers, and employees as desired. We also meet all client requirements for site access or general compliance with their required COVID protocols. We remain flexible to the situation, and keep our employees informed of the current best guidance, as provided by professionals and experts.

Community
Community engagement is at the heart of our business. Due to our scale, we’re able to bring new engagement opportunities to our entire workforce and we continue to make efforts to expand our giving and outreach beyond the Phoenix, Arizona area. We are scaling our outreach consistent with our distributive business model. Our reach as a company gives us the ability to support all the communities in which we work and live. The following represents highlights of our giving approach.
•Give Where You Live – In late 2021, we launched our giving platform called Give Where You Live, in which employees can partner with the local charity of their choice across all 240 of our locations in the way that is most meaningful to them. We leverage technology via a charitable giving application, to engage our workforce. We encourage our employees to give their time, talent and/or treasure locally to organizations furthering our Core Four causes of Shelter, Hunger, Education, and Health & Wellness. We have expanded our existing company match program and have created a volunteer rewards program to encourage increased volunteerism globally. Since the launch of the program, we have tracked more than 2500 volunteer hours by over 340 volunteers, supporting 360+ programs/causes. We also have seen charitable donations exceeding $224,000. Our Inclusiveness Resource Teams support our community-focused values through raising funds on the platform and providing volunteer opportunities that are meaningful to the populations that they represent. As an example, our BOLD IRT raised thousands of dollars for the King Center for Nonviolent Social Change as part of its Black History Month activities. The Company match fund also applied to this cause.
•We also partner with several national and local organizations such as Habitat for Humanity and Playworks, Arizona. We have partnered with Habitat for Humanity for over 16 years to provide in-kind donations and physical and monetary support to help families build and improve places to call home. Local branches are able to make an impact with local Habitat for Humanity affiliates by donating containers for up to seven months during a neighborhood build. To date, we have delivered just under $8 million in value to Habitat for Humanity, and we are committed to our future as partners. We have supported Playworks for over nine years in a variety of volunteer opportunities. Playworks teaches kids the social and emotional power of safe and healthy play. We currently have two employees serving on the Advisory Board of Playworks, Arizona and our organization has raised over $116,000 through multiple fundraisers. Our employees have also participated in an Operation Gratitude Letter Writing Campaign through which our employees wrote letters to military service members and first responders, expressing gratitude for their sacrifices and heroism. We delivered more than 800 letters and donated to Operation Gratitude. Employees across the business are encouraged to engage in volunteer projects of their choices with organizations meaningful to them on an ongoing basis, and we have seen tremendous participation network-wide.
•The Minions of Kindness Fund is a 501(c)(3) that was established to help our employees and their immediate family members who experience unique and dire circumstances. This fund is supported exclusively through employee donations. 100% of the donations we receive go directly back to employees and their families in need. The MoK Fund is governed by a board of directors that is made up of 14 volunteers within WillScot Mobile Mini. The Fund has distributed over $460,000 to more than 200 employees in need since it was formed in 2012.
Governance
Good governance enables everything we do. After the WillScot Mobile Mini merger, our combined Board of Directors created a roadmap to transition the Company’s governance practices. We modified the charter of our Nominating and Corporate Governance Committee to provide appropriate oversight for our ESG initiatives. Our updated Nominating and Corporate Governance Committee charter also increases our efforts to identity and seek diverse candidates for our Board, which not only represents our commitment to creating a more diverse Board, but also our commitment to bringing in directors with strong experience to enhance our Board in key areas. Our Audit Committee reviews the Board of Directors’ and the Company’s activities to assess enterprise risks and develop plans to mitigate those risks. The Committee considers a variety of potential risks that may affect the Company, including the competitive and macroeconomic landscape, cybersecurity, environmental health and safety, statutory/regulatory compliance, ESG risks, and ability to scale human capital and business systems for future growth. Our Compensation Committee is charged with overseeing the Company’s human capital strategy.
STOCKHOLDER ENGAGEMENT
The opinions and guidance of our stockholders are of the utmost importance. We are stewards of the Company, acting on behalf of our stockholders and stakeholders. We do not act without the support of our Board of Directors or input from our investors. To that end, we consistently initiate and welcome engagement with our investors, whereby we seek to gather the views of investors and to share knowledge regarding our business operations, strategy, and practices.
Currently, 12 sell-side analysts cover our company, representing a diverse collection of institutions, individuals, and perspectives. Our sell-side coverage provides a valuable two-way street for communication between our Company and the investment community. Additionally, our management and Investor Relations team conduct hundreds of investor dialogues every year. We frequently receive both qualitative and quantitative feedback praising our best-in-class transparency, accessibility, and candor. We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance, and executive compensation. Our outreach efforts include outreach from the Chairman of the Board and our Lead Independent Director. We believe stockholder feedback is vital, and we value the feedback we receive from these engagements. Our Compensation Committee evaluates the design of our executive compensation program based on market conditions, metrics that drive the performance the Company desires, stockholder views, input from a third-party compensation consultant, and other governance considerations.
Our current Board members hold (directly or through family trusts), combined, over five million shares of our stock. We believe this provides a high degree of alignment between our Board and our stockholders.
Supplementing the consistent engagement of our management team with our investors, in 2022 and 2023, our Chairman, Lead Independent Director, Nominating & Corporate Governance Committee Chair, Compensation Committee Chair, or Executive Vice President – Chief Legal & Compliance Officer & ESG engaged directly with 28 investors representing ownership of approximately 38% of our common shares outstanding, conducting meetings to solicit input and feedback on our governance practices.
Many stockholders expressed that they were pleased with our Company performance-based compensation program, our initial approach to ESG, and actions of our Board, and they continue to be supportive of our executive management team. Additionally, our stockholders have stated that they have a clear picture of the strategic direction of the Company. It is our view, and the view of our stockholders, that alignment between stockholders and our Board, officers, and management team is critical for the continued success and profitability of the Company.
We welcome all stockholders to engage with us in the future, whether at a scheduled meeting or by contacting Nick Girardi at investors@willscotmobilemini.com.
CORPORATE GOVERNANCE
Members of our Board of Directors

				COMMITTEE MEMBERSHIPS AS OF DECEMBER 31, 2022			OTHER CURRENT PUBLIC COMPANY BOARDS
NAME AND POSITION	AGE	INDEPENDENT	DIRECTOR SINCE	AC	CC	N&GC
Mark S. Bartlett Partner, Ernst & Young (retired)	72	✔	2017	X*	X		T. Rowe Price Group, Inc.; FTI Consulting, Inc.; Zurn Water Solutions
Erika T. Davis Senior Vice President and Chief Human Resources Officer, Performance Food Group	59	✔	2022		X
Gerard E. Holthaus Lead Independent Director, WillScot Mobile Mini	73	✔	2017	X		X*	FTI Consulting, Inc.
Erik Olsson Non-Executive Chairman, WillScot Mobile Mini	60	✔	2020				Ritchie Brothers Auctioneers; Dometic Group AB
Rebecca Owen Chairman, Battery Reef, LLC	61	✔	2021			X	Public Storage
Jeff Sagansky Eagle Equity Partners Co- Founder	71	✔	2017		X*	X	Target Hospitality Corp.; Sharecare, Inc.; Screaming Eagle Acquisition Corp.
Bradley L. Soultz Chief Executive Officer, WillScot Mobile Mini	53		2017
Michael W. Upchurch Executive Vice President & Chief Financial Officer, Kansas City Southern (retired)	62	✔	2019	X
”*” denotes chair

2022 Information about our Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2022	Attendance
Full Board	11	10	5	100%
Audit Committee	4	4	4	100%
Compensation Committee	5	5	4	100%
Nominating and Corporate Governance Committee	5	5	4	100%

Director Skills and Experience Matrix

Skills and Experience	Bartlett	Davis	Holthaus	Olsson	Owen	Sagansky	Soultz	Upchurch
Leadership Business and strategic management experience from service in a significant leadership position, such as a CEO, CFO or other senior leadership position	●	●	●	●	●	●	●	●
Finance and Accounting Understanding of finance and financial reporting processes	●		●	●	●	●	●	●
Investor Overseeing investments and decisions	●		●	●		●	●	●
Industry and Operations Operational experience in the industries in which the Company operates		●	●	●	●		●	●
Technology Developing and investing in new technologies and ideas		●		●			●
Risk Oversight/Cybersecurity Understanding significant risks facing companies, including cybersecurity	●	●	●	●	●	●	●	●
Customer Service Experience meeting customer expectations and positively transforming customer experience		●	●	●	●	●	●	●
Environmental & Safety Safety and environmental regulations		●		●			●	●
Prior Public BOD Experience Service on public company boards	●		●	●	●	●
Human Capital Management Experience overseeing the needs of our employees and developing talent to obtain the most qualified and satisfied employees		●	●	●	●	●	●	●
Legal and Corporate Governance Legal and corporate governance issues in which public companies must abide	●		●	●	●	●	●	●
Independent Satisfies the independence requirements of Nasdaq and the SEC	●	●	●	●	●	●		●
Sustainability Experience in Environmental Social Governance matters	●	●	●	●	●	●	●	●

Board Diversity Matrix

Total Number of Directors 8
	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Directors	2	6	—	—
Number of Directors Who Identify in any of the Categories Below
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	—	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 31 of this proxy statement.
The Compensation Committee believes our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program for 2022:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2022(1) Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual
Short-Term Cash Incentive (“STIP”)	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPS(1) Revenue Delivered
Performance- Based RSUs(2)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs(3)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period
(1) “VAPS” defined as Value-Added Products and Services.
(2) In 2022, Performance-Based RSUs made up 70% of the target annual value of long-term incentives for the CEO and CFO, and 65% for all other NEOs.
(3) Time-Based RSUs made up 30% of the target annual value of long-term incentives for the CEO and CFO, and 35% for all other NEOs.

Pay Decisions

The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2022 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2022 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s merit based increase for 2022 was 4% and the merit based increases for the other NEOs for 2022 ranged from 4% to 12.9%, to reflect role and responsibility changes and increases, respectively; and strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational outcomes.
•Named executive officers earned annual cash incentive awards valued at 179.3% of target performance (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered above target).

Long-Term Equity Incentive Compensation
•2022 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO and CFO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers; additional Performance-Based RSU grants to the NEOs had the effect of increasing the Performance-Based mix of the grants beyond 70% and 65%.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix
It remains our firm belief that the compensation of our most senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2022, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 79% of the average target total direct compensation opportunity for the other named executive officers.
For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to elect 8 directors to the Board of Directors for a one-year term.
Voting Recommendation: FOR the election of each of the Board’s director nominees named in the Proxy Statement

Our Board currently consists of 11 members. In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated 8 of the 11 current directors to stand for re-election for a one-year term expiring at the 2024 annual meeting of stockholders or until their successor is duly elected and has been qualified, or until their earlier death, resignation, or removal: Mark S. Bartlett, Erika T. Davis, Gerard E. Holthaus, Erik Olsson, Rebecca L. Owen, Jeff Sagansky, Bradley L. Soultz, and Michael W. Upchurch. Ms. Dial, Mr. Goble and Ms. McWaters have decided that they will serve the balance of their current terms but not stand for re-election, and effective at the 2023 annual meeting, the size of our Board will be reduced to 8 members. We sincerely thank Ms. Dial for 9 years, Mr. Goble for 17 years, and Ms. McWaters for 9 years of combined service to both our Board and the board of Mobile Mini prior to its merger with WillScot. Their decisions not to stand for reelection did not have to do with a disagreement with the Company, Board or management.
The Company continues to pursue its commitment to creating a more racially and gender-diverse Board by seeking diverse candidates for Board seats. Moving forward, we will continue to seek potential director candidates with key qualifications and diverse backgrounds. Related to the Company’s commitment to diversify, the Company recently appointed Erika T. Davis and Rebecca L. Owen to the Board. Ms. Davis brings significant human capital management, M&A, technology and systems integration experiences to the Board. Ms. Owen brings significant end-market (construction and commercial real estate), governance and risk oversight experience to the Board. The diagram below reflects the attributes of the eight director nominees with the inclusion of several key metrics (as further supplemented in the Corporate Governance, Director Skills and Experience Matrix and Board Diversity Matrix sections of the Proxy Statement).
The biographies and qualifications of the 8 director nominees in this Proposal 1 are set forth below under the heading “Director Nominee Biographies and Qualifications.”
The Board of Directors Unanimously Recommends You Vote FOR the Election of Each of the Board’s Director Nominees Named in the Proxy Statement.
Director Nominations
Process for Recommending Directors
The Nominating and Corporate Governance Committee solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
Each year, the Board (via the Nominating and Corporate Governance Committee) conducts a rigorous evaluation to help determine whether the Board and its committees are functioning effectively. In 2022, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes. The self-evaluation process solicits input from individual directors and provides an opportunity for directors to identify areas for improvement. Improvement areas may include the need for new skills and experiences, which helps guide the Board’s direction for specific skills, attributes and experiences needed to effectuate the Company’s strategy.

The Board values diversity of talents, skills, abilities and experiences and believes Board diversity of all types provides significant benefits to the Company. Our Corporate Governance Guidelines state that directors will be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. To assist in promoting diversity, the Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates. Please also see the “Director Skills and Experience Matrix” on page 12 and the “Board Diversity Matrix” on page 13 for additional information.
The Nominating and Corporate Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our A&R Bylaws. Deadlines for stockholder nominations for WillScot Mobile Mini’s 2024 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2024 Annual Meeting” section on page 55.
Relevant Director Skills
The Board believes our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The Board is committed to maintaining a diversity of skills, experience and attributes that would contribute to the Board’s overall effectiveness and oversight of management, with particular emphasis on the qualifications described below.

&	Leadership	Executive experience managing business operations of comparable scope and scale to the Company and related strategic planning allows Board members to effectively offer guidance on our Company’s complex operations.
8	Finance	Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our Company’s financial position and results and accurate reporting and to assess strategic objectives.
%	Industry	Experience in or with the industrial and business services industries, including modular space and portable storage products and services, allows Board members to evaluate our Company’s business model and strategies and the industry in which we compete.
6	Strategy	Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our Company’s management team.
O	Independence	Independence under both the SEC regulations and Nasdaq listing standards is a vital component of our governance practices.
:	Public Company	Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our Company.

Director Nominees
Director Nominee Biographies & Qualifications
The Board has nominated the following 8 individuals to stand for election for a one-year term expiring at the annual meeting of stockholders in 2024. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.

Mark S. Bartlett
Independent Director Since: 2017 Age: 72 WSC Shares Owned: 142,554
Key Skills & Qualifications
&    Leadership    O    Independence    %    Industry
6    Strategy    :    Public Company    8    Finance
The Board believes Mr. Bartlett’s risk and oversight, accounting and finance expertise, experience as a director of public and private companies, and knowledge of our Company and industry enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Bartlett has served as a Director since 2017 including as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Bartlett spent his entire career with Ernst & Young LLP, serving in various executive roles before retiring as partner in 2012. He serves as a director and member of the Audit Committee at FTI Consulting, Inc., and director and Chair of the Audit Committee at each of Zurn Water Solutions and T. Rowe Price Group, Inc. Mr. Bartlett is a graduate of West Virginia University and a Certified Public Accountant.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • Zurn Water Solutions • T. Rowe Price Group, Inc.	Audit Committee - Chair Compensation Committee

Erika T. Davis
Independent Director Since: 2022 Age: 59 WSC Shares Owned: 6,313
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    :    Public Company
The Board believes Ms. Davis’ experience in Human Resources and various Operational and Administrative roles, as well as her leadership experience at large publicly traded companies in the areas of M&A integration, technology and customer-facing support, enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Davis has served as Performance Food Group’s Executive Vice President & Chief Human Resources Officer since July 2019. Ms. Davis joined Performance Food Group after a 26-year career with Owens & Minor, a global healthcare services company. For nearly 20 of those years, she served in senior leadership roles including Chief Administrative Officer, Corporate Chief of Staff, and Senior Vice President for Administration & Operations and for Human Resources. Ms. Davis earned her undergraduate degree from the University of Richmond (VA) and holds a master’s in Public Administration from the University of North Carolina at Chapel Hill.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
None	Compensation Committee

Gerard E. Holthaus
Independent Director Since: 2017 Age: 73 WSC Shares Owned: 398,771
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company    %    Industry
The Board believes Mr. Holthaus’ executive leadership in our industry, including various CFO and CEO roles, risk and oversight, M&A, accounting and finance, corporate governance expertise, experience as a director of public and private companies, and knowledge of our Company enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Holthaus serves as the Lead Independent Director of WillScot Mobile Mini. He served as Non-Executive Chairman of WillScot until the completion of the WillScot Mobile Mini merger and is the former Non-Executive Chairman of Algeco Scotsman Global S.á.r.l. Mr. Holthaus has served in various executive leadership positions, including CEO, CFO and/or Chairman of various companies in our industry. Mr. Holthaus is Non-Executive Chairman of the Board of FTI Consulting and the Baltimore Life Companies. Mr. Holthaus is a graduate of Loyola University Maryland.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • BakerCorp International, Inc. (former) • Neff Corporation (former) • NESCO Holdings (former)	Nominating & Corporate Governance Committee - Chair Audit Committee

Erik Olsson
Independent Director Since: 2020 Age: 60 WSC Shares Owned: 1,340,315
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company    %    Industry
The Board believes Mr. Olsson’s extensive experience in our industry and adjacent businesses, global perspective, financial expertise, his leadership in M&A and related integration, forward-looking technology enablement, as well as his experience as a director and/or Chair of public companies, enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Olsson became Mobile Mini’s Non-Executive Chairman of the Board on October 1, 2019, and has continued in this capacity for WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Olsson previously served as CEO of Mobile Mini and as CFO, COO and CEO of RSC Equipment Rentals until its merger with United Rentals, Inc. He is Chairman of the board of Ritchie Brothers Auctioneers Incorporated and a member of the board of Dometic Group AB. Mr. Olsson also serves on the board of directors of St. Mary’s Foodbank Alliance. Mr. Olsson is a graduate of the University of Gothenburg, Sweden.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Dometic Group AB • Ritchie Brothers Auctioneers Incorporated • Mobile Mini (until merger) • Pontem Corporation (former)

Rebecca L. Owen
Independent Director Since: 2021 Age: 61 WSC Shares Owned: 27,624
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Ms. Owen’s depth of knowledge of the storage, real estate, construction and adjacent markets, governance expertise, finance, risk and oversight experience, as well as her experience as a director of two public companies enable her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Owen joined the WillScot Mobile Mini Board in November 2021. She serves as Chairman and founder of Battery Reef, LLC, a commercial real estate investment and management company. She has served in various leadership roles at Clark Enterprises, Inc., including as President and Chief Investment Officer of CEI Realty, Inc. and Chief Legal Officer of Clark Enterprises, Inc. Ms. Owen also serves on the board of Public Storage (NYSE: PSA). She previously served on WillScot’s board prior to the WillScot Mobile Mini merger as well as on the boards of Jernigan Capital, Inc. (formerly NYSE: JCAP) and Columbia Equity Trust, Inc. (formerly NYSE: COE). Ms. Owen also serves on the private boards of Carr Properties, a private office and residential REIT; the board of The Feil Organization, a commercial real estate investment and management company; and the Real Estate Investment Advisory Committee of ASB Capital Management, LLC. Ms. Owen received a Juris Doctorate from University of Chicago Law School and a Bachelor of Arts in Economics from Hamilton College. Further, Ms. Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Public Storage • Jerrigan Capital, Inc.	Compensation Committee Nominating & Corporate Governance Committee

Jeff Sagansky
Independent Director Since: 2017 Age: 71 WSC Shares Owned: 2,593,712
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Mr. Sagansky’s experience with mergers and acquisitions and capital markets, together with his experience as a senior executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Sagansky has served as a Director since November 2017 including as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Sagansky has served in various leadership positions with Paxson Communications, Sony Pictures, CBS Entertainment, and Tristar Pictures, to name a few. He was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., when the company effected a three-way merger with Draft Kings and SB Tech. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. and as a director for several other publicly traded companies. He is a graduate of Harvard University.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Target Hospitality Corp.
• Screaming Eagle Acquisition Corp.
• Sharecare, Inc.
• Diamond Eagle Acquisition Corp.(former)
• Platinum Eagle Acquisition Corp.(former)
• Scripps Networks Interactive, Inc. (former)
• Videocon d2H Limited (former)
• Global Eagle Entertainment Inc. (former)
• Falcon Capital Acquisition Corp. (former)
Compensation Committee - Chair Nominating & Corporate Governance Committee

Bradley L. Soultz
Non-Independent Director Since: 2017 Age: 53 WSC Shares Owned: 949,098
Key Skills & Qualifications
&    Leadership    %    Industry
6    Strategy    8    Finance
The Board believes Mr. Soultz’s insight into our Company and industry from his role as our CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the Company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
None

Michael W. Upchurch
Independent Director Since: 2019 Age: 62 WSC Shares Owned: 33,018
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    8    Finance
The Board believes Mr. Upchurch's leadership experience in business, management operations and finance, including his 15-year tenure as CFO, as well as his 33 years of leadership experience with publicly traded companies, including guiding large M&A transactions and navigating the related regulatory and integration regimes enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Upchurch served as a Director of Mobile Mini beginning in February 2019 and has continued as a Director of WillScot Mobile Mini. He served as Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”), a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America, prior to retiring in April 2023. Mr. Upchurch served as Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse. Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration from Kansas State University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc. (until merger)	Audit Committee

Majority Voting for Director Elections
Our Bylaws have a majority vote standard for the election of directors. In an uncontested election, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until their successor is elected. As a result, our Bylaws require such incumbent director to tender their resignation to the Chairman of the Board within five days following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.

Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2022, the Board held 5 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 4 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. Each director attended 100% of the meetings held by the Board and each standing committee and other committee on which he or she served in 2022.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. All committee meetings are open to all Board members to attend, review materials and comment on key issues, with voting limited to committee members.
Directors are expected to attend our annual stockholders’ meetings. Each of our directors who was a director of WillScot at the time of our 2022 annual stockholders meeting attended the meeting.
Committees of the Board of Directors
Committee Membership
The Board, upon recommendation from the Nominating and Corporate Governance Committee, reviews and determines the composition of the committees and appoints the Committee Chairs. Through periodic committee refreshment, we balance the benefits derived from continuity and depth of experience with those gained from fresh, diverse perspectives and enriching our directors’ understanding of different aspects of our business. There were no changes to committee membership in 2022, though Erika T. Davis was appointed to the Compensation Committee in March 2023. Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Nominating and Corporate Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at http://www.willscotmobilemini.com/corporate-governance/committee-composition.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark Bartlett *,**	Jeff Sagansky*	Gerard E. Holthaus *
Gerard E. Holthaus **	Mark Bartlett	Sara R. Dial
Kimberly J. McWaters**	Jeffrey S. Goble	Jeffrey S. Goble
Michael W. Upchurch **	Rebecca L. Owen	Jeff Sagansky
	Erika T. Davis	Rebecca L. Owen

*Denotes Committee Chair ** Denotes Audit Committee Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and Nasdaq. The Board has determined that Mark S. Bartlett, Gerard E. Holthaus, Kimberly J. McWaters and Michael W. Upchurch each qualifies as an “audit committee financial expert” within the meaning stipulated by the SEC, based upon the education and experience described in their biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; and (v) our risk management framework, including cybersecurity.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) monitors, reviews and discusses the Company’s risk management framework, which includes a variety of potential risks such as cybersecurity, privacy, and ESG; (x) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xi) oversees and periodically reviews and edits our Whistleblower Policy; (xii) reviews, discusses, and approves insider and affiliated person transactions; (xiii) administers the policy with respect to the hiring of former employees of our independent auditor; and (xiv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Nominating and Corporate Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement.

Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of NEOs and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, strategic objectives, and talent development and succession planning as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2022, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) reviewing and approving our CEO’s compensation; (iii) reviewing the compensation of other NEOs; (iv) administering our NEO compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect NEOs; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of NEO incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting NEOs; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) facilitating the annual performance review of the CEO, which is led by the Chairman and incorporates feedback from the entire Board; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Nominating and Corporate Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, NEO compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) overseeing of the Company’s diversity and inclusion and human capital initiatives; and (xiv) overseeing the biannual review of pay equity for the Company.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant in October 2021. The Compensation Committee periodically evaluates Pay Governance’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.
In 2022, Pay Governance advised the Compensation Committee on all NEO and director compensation matters. No services were provided by any company (Pay Governance, nor our Company) to the others during 2022, other than the advisory services provided by Pay Governance to the Compensation Committee. The Compensation Committee has considered all factors relevant to Pay Governance’s independence from management under SEC and Nasdaq rules and has concluded that Pay Governance’s work did not raise any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time. None of our NEOs serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that all Nominating and Corporate Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chairman of the Board and for membership and chairmanship of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chairman of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing the Company’s public policy and ESG strategy and initiatives.
As part of the Company’s commitment to increasing director diversity, in 2021 the Board appointed Rebecca Owen as a Director, and in 2022, it appointed Erika Davis as a Director. Both appointees bring, among other experiences, significant end market knowledge and mergers and acquisition integration expertise, respectively.
Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail. With regard to cybersecurity specifically, the Board receives cybersecurity updates regarding cybersecurity events and threats, the status of our ongoing cybersecurity programs, and planned initiatives designed to continue to enhance our cybersecurity practices. The Company has increased its cybersecurity efforts by: (i) enhancing employee training, (ii) partnering with leading cybersecurity solution providers to protect data, including sensitive and client data, and (iii) engaging third parties to conduct reviews of the Company’s cybersecurity framework and controls environment.
Director Compensation
Our director compensation program is designed to compensate non-executive directors fairly for their service and to align their interests with the long-term interests of our stockholders. Each year (and moving to every other year in 2023), the Compensation Committee reviews the compensation level of our non-executive directors and makes recommendations to the Board of Directors. In 2022, the Committee engaged independent compensation consultant Pay Governance to evaluate the compensation program relative to the director compensation programs of our executive compensation peer group. Pay Governance found that our non-executive director annual retainer was below the peer group median, while other elements of pay (e.g., committee membership, and Board and committee leadership) are generally positioned between the 50th and 75th percentiles. Pay Governance advised that they expect increases in director pay, at median, of 3% to 5% for companies looking to maintain their competitive positioning. As a result, for 2023, Pay Governance recommended, and the Nominating and Corporate Governance Committee concurred and approved, an increase in our annual retainer to position our compensation at the 50th percentile of our peer group. In 2022, the annual compensation package for non-executive directors consisted of the following.

2022-Type of Fee	Amount ($)
Retainers
Non-Executive Chair Cash	$135,000
Non-Executive Chair Restricted Stock (one year vesting)	$185,000
Lead Independent Director Cash	$105,000
Lead Independent Director Stock (one year vesting)	$125,000
All Other Non-Executive Directors Cash	$75,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$125,000

Committee Chair / Member Cash Stipend
Audit Committee	$30,000 / 10,000
Compensation Committee	$22,500 / 7,500
Nominating and Corporate Governance Committee	$15,000 / 6,000
Meeting fees	$0

2022 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2022. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark S. Bartlett	$112,500	$125,000	$237,500
Sara R. Dial	$81,000	$125,000	$206,000
Jeffrey S. Goble	$88,500	$125,000	$213,500
Gerard E. Holthaus	$130,000	$125,000	$255,000
Kimberly J. McWaters	$85,000	$125,000	$210,000
Erik Olsson	$135,000	$185,000	$320,000
Rebecca L. Owen	$88,500	$125,000	$213,500
Jeff Sagansky	$111,000	$125,000	$236,000
Michael W. Upchurch	$85,000	$125,000	$210,000
Erika T. Davis(3)	$82,500	$125,000	$207,500

(1) The amounts in this column represent annual cash retainers and fees paid during 2022.
(2) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant. Furthermore, non-employee directors must retain their equity grants for 12 months before their equity grants will vest.
(3) Ms. Davis was appointed to the Board in March 2022.

The aggregate number of shares of restricted stock issued as director compensation that were outstanding and unvested as of December 31, 2022 held by each non-employee director (in their capacity as non-employee directors) was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2022
Mark S. Bartlett	3,363
Sara R. Dial	3,363
Jeffrey S. Goble	3,363
Gerard E. Holthaus	3,363
Kimberly J. McWaters	3,363
Erik Olsson	4,977
Rebecca L. Owen	3,363
Jeff Sagansky	3,363
Michael W. Upchurch	3,363
Erika T. Davis	3,363

Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” their election than votes “against” such director’s election, then such director must tender their resignation to the Chairman of the Board and the Board will consider such resignation following receipt of the recommendation of the Nominating and Corporate Governance Committee.
The Chairman of the Board is a non-employee director. The Nominating and Corporate Governance Committee and the Board believe that this leadership structure is the most appropriate one for the Company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chairman to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management. During 2022, the Board determined that the Chairman of the Board is independent under applicable NASDAQ and SEC rules.
The Board’s Role in Risk Oversight
The Board has a key oversight role for the Company’s Enterprise Risk Management (“ERM”) program. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board administers its oversight of strategic risks directly as well as through the committees of Board. The Audit Committee, in addition to overseeing financial reporting and control risks, is responsible for monitoring the Company’s risk management framework.
The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board.
Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the committees into its overall risk management analysis. Regarding the Audit Committee’s oversight of cybersecurity, the Board also relies on the advice of outside cybersecurity consultants. Further, director Rebecca Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University.
Duties & Responsibilities of Chairman
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors and serves as a liaison between the non-executive directors and our CEO
•Leads the Board’s stockholder outreach and engagement strategy
•Approves Board meeting materials for distribution and Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments
The Chairman may also delegate his authority to the Lead Independent Director.
Duties & Responsibilities of Lead Independent Director and Nominating and Corporate Governance Committee Chair
The Nominating and Corporate Governance Committee Chair, who also serves as our Lead Independent Director, is required, from time to time, to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) oversee the annual Board evaluation process, including the engagement of third-party advisors; and (4) perform such other functions as required. In the absence of the Chairman of the Board, our Lead Independent Director takes on the responsibilities and duties of the Chairman of the Board.

Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment or November 14, 2024, which is the fifth anniversary of the adoption of the guidelines. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, net of an amount of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be re-measured. The guidelines also provide guidance for calculating ownership levels. As of the date of this proxy statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our NEOs as described below.
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors and our NEOs and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held our non-employee directors and employees. In addition, our Directors and NEOs and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing stockholder value over the long-term. Our Corporate Governance Guidelines are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Our Board continually seeks to improve the skill set and diversity of its members. Each year, the Board conducts a rigorous annual evaluation to help determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Nominating and Corporate Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate. Our annual evaluation process allows the Board to assess its performance and practices and identify areas for improvement. Additionally, our Lead Independent Director has regular one-on-one discussions with our Board members and conveys their feedback on an ongoing basis to our Chairman. Further, the Board periodically engages an independent third-party evaluation firm. In 2022, this effort included the engagement of Spencer Stuart to augment the Board’s annual evaluation and succession planning processes. The Board continues to seek diverse candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory for the next five years. We believe that this continuous feedback cycle, along with our formal annual evaluation process, contributes to the overall functioning and ongoing effectiveness of our Board.
The findings of the review identified the Board overall as performing well, providing accountable oversight, and demonstrating a commitment to best practices. Having completed a successful merger in July 2020, the Board and leadership team have been focused on integration, strategy execution, and delivering strong results for shareholders. The Spencer Stuart review found that the Board has delivered oversight of all critically important business areas and demonstrated its capacity to make changes in the best interest of shareholders. This report also identified areas that can be developed further to elevate the Board’s performance, including planning for Board and management succession and development, optimizing the Board’s leadership model, and deepening the Board’s strategic oversight.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Nominating and Corporate Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Goble, Holthaus, Olsson, Sagansky, and Upchurch, and Mmes. Davis, Dial, McWaters, and Owen are “independent directors”. The Board has determined that Mr. Soultz is not an “independent director” due to his role as CEO of the Company. The Board recently determined that Erik Olsson (Chairman of the Board) is an independent director under applicable NASDAQ and SEC rules on the basis that his prior employment was with Mobile Mini prior to our merger, and that employment ceased three and one-half years ago. Furthermore, the size, scale and scope of the Company’s business have significantly changed since Mr. Olsson led Mobile Mini. Additionally, the board membership of the Company and the executive leadership’s members and structure is such that Mr. Olsson is not in a position to create a conflict of interest among himself and prior Mobile Mini leadership and the present management of the Company.
In making these determinations, the Board considered the following factors, among others: (i) the ownership positions and contractual arrangements of our Board members and their affiliates with our Company; (ii) the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; (iii) the contractual arrangements and annual payments between our Company and other companies upon which our directors also serve as directors; and, (iv) the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Voting Recommendation: FOR the ratification of our independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). The Audit Committee believes the retention of EY to serve as the Company’s independent registered public accounting firm for 2023 is in the best interests of the Company and its stockholders, and recommends the same. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2022, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2022	2021
Audit(1)	$3,671,492	$4,333,311
Audit-Related	$—	$212,767
Tax Compliance(2)	$—	$—
Tax Planning(3)	$159,873	$163,139
All Other	$—	$—

(1) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits, support of acquisitions and divestitures accounting, and ongoing M&A activity; the review of interim financial statements; and, comfort letters and consents.
(2) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(3) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to ratify our independent registered public accounting firm. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board of Directors.
Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards and SEC requirements.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2022 Annual Report on Form 10-K.
By the members of the Audit Committee as of February 21, 2023, consisting of:

Audit Committee
Mark S. Bartlett (Chair)
Gerard E. Holthaus
Kimberly J. McWaters
Michael W. Upchurch

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.

As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2022. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, we designed our executive compensation program to link our executives’ pay to our Company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this proxy statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to provide advisory approval of the compensation paid to our named executive officers as described in this proxy statement. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 3.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or "CD&A," section describes the material elements of our executive officer compensation program and policies for 2022, and the principles and objectives of our decisions with respect to 2022 compensation for our named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
In this CD&A, we provide information regarding our compensation policies and decisions relating to our Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”), Executive Vice President – Chief Legal & Compliance Officer & ESG (“CLO”), Senior Vice President, Chief Accounting Officer (“CAO”), Executive Vice President, Chief Information Officer (“CIO”) and our former Executive Vice President, Chief Legal Officer and Secretary. We refer to these executive officers as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2022 and their titles are listed in the following table:

Name	Age	Title
Bradley L. Soultz	53	Chief Executive Officer (CEO)
Timothy D. Boswell	44	President and Chief Financial Officer (CFO)
Hezron T. Lopez	51	Executive Vice President – Chief Legal & Compliance Officer & ESG (CLO)
Graeme Parkes	50	Executive Vice President, Chief Information Officer (CIO)
Sally J. Shanks	46	Senior Vice President, Chief Accounting Officer (CAO)
Christopher J. Miner	51	Former Executive Vice President, Chief Legal Officer and Secretary (CLO)(1)
(1) Mr. Miner departed our company effective July 29, 2022.
Executive Officer Biographies
Bradley L. Soultz Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November of 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.
Timothy D. Boswell Mr. Boswell has served as our President and Chief Financial Officer since September 2021, having previously served as Chief Financial Officer since the completion of the Williams Scotsman carve-out transaction (formerly Algeco Scotsman) in November 2017. Mr. Boswell was previously Vice President, Finance and Treasurer of Williams Scotsman International, where he was responsible for the company’s North American finance, strategy and IT functions. He also previously served as the company’s Vice President of Strategy and Business Development, where he was responsible for the development and execution of strategic initiatives and for pricing, value-added products and services, and marketing. Prior to joining Algeco Scotsman in June 2012, Mr. Boswell was a Vice President of Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, with responsibilities for principal investing and portfolio company management. Earlier in his career he worked at Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co. Mr. Boswell holds a Bachelor of Arts degree in Economics and Psychology from Davidson College and a Master of Business Administration degree from the Darden School of Business at the University of Virginia.

Hezron T. Lopez Mr. Lopez has served as our Executive Vice President – Chief Legal & Compliance Officer & ESG since June 2022, having previously served as our Chief Human Resources Officer since the merger with Mobile Mini in July 2020. Prior to the merger, he served as Vice President, General Counsel and Corporate Secretary of WillScot. He joined WillScot after having served from 2012 to 2018 as Senior Vice President, General Counsel and Corporate Secretary of Herman Miller, Inc. (Nasdaq: MLHR), a manufacturer of home and office furniture. From 2008 to 2012, Mr. Lopez served as Associate General Counsel and Head of Mergers & Acquisitions, Commercial and International for A.O. Smith Corporation (NYSE: AOS), a manufacturer of water heating equipment and water treatment products. Mr. Lopez holds a Bachelor of Science degree in City & Regional Planning from California Polytechnic State University, San Luis Obispo, and a Juris Doctor degree from the Indiana University Maurer School of Law.
Graeme Parkes Mr. Parkes has served as our Executive Vice President and Chief Information Officer since the merger with Mobile Mini in July 2020. He previously served as CIO for Mobile Mini, which he joined in 2014. Mr. Parkes has a proven international track record in information technology, information security, software development and supporting the growth of the businesses through IT related revenue generating programs. He also serves as Vice Chairman of the board of St. Mary’s Foodbank, the oldest and one of the largest Foodbanks in America. Mr. Parkes received a Bachelor of Commerce degree in Information Systems from the University of KwaZulu-Natal in South Africa.
Sally J. Shanks Ms. Shanks has served as our Senior Vice President and Chief Accounting Officer since 2022, having served as Chief Accounting Officer for WillScot since 2017. She is responsible for the Company’s accounting, reporting and tax functions. Ms. Shanks joined WillScot Mobile Mini from Merkle Inc., a global technology-enabled performance marketing agency, where she served in various financial leadership roles from 2009 - 2017, including Senior Vice President, Accounting & Treasury. Prior to that she held the role of Director of Accounting and Reporting for Laureate Education. Ms. Shanks started her career with PricewaterhouseCoopers, holds a bachelor’s degree in accounting from Providence College, and is a certified public accountant.
Our Executive Compensation Program
We lease turnkey modular offices and portable storage units with furniture and appliances, or Value-Added Products, so that our customers are immediately productive, safe, and comfortable. We maximize value by safely and frugally growing lease revenue, driving units on rent, rate optimization, and Value-Added Products penetration to delight our customers, support our employees, and deliver outstanding returns to our stockholders. In 2022, WillScot Mobile Mini generated $2.1B of revenue, $884M of Adjusted EBITDA, and $276M of income from continuing operations, representing growth relative to 2021 of 28%, 36%, and 141%, respectively.2 We progressed every growth initiative that management previously described at our 2021 Investor Day, with a view to achieving one of our first milestones of $1B of run-rate Adjusted EBITDA in 2023.
Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above, or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
_____________________________________________
2 All metrics presented from continuing operations. Adjusted EBITDA is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, including a reconciliation of Adjusted EBITDA to income from continuing operations, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2022Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual
STIP	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPS Revenue Delivered
Performance- Based RSUs	All named executive (cliff vesting) officers	Annually	Equity	Long-term emphasis (variable)	3 years	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

Key 2022 Compensation Actions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2022 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2022 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s merit based increase for 2022 was 4% and the merit based increases for the other NEOs for 2022 ranged from 4% to 12.9%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	•Named executive officers earned annual cash incentive awards valued at 179.3% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered above target).
Long-Term Equity Incentive Compensation
•2022 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are based on relative total shareholder return (TSR) over a 3-year period versus constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives

•The annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO and CFO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Additional Performance-Based RSU grants to the NEOs had the effect of increasing the Performance-Based mix of the grants beyond 70% and 65%.
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix is Majority Performance Based

2022 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
69%
19%
12%
61%
18%
21%
CEO
Other Name Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

Emphasis on Performance-Based Elements of Compensation
It remains our firm belief that the majority of compensation of our senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2022, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 79% of the average target total direct compensation opportunity for the other named executive officers.
Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do (✔)				We do not (X)
✔	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✔	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups
✔	Have pre-established performance goals that are aligned with creation of stockholder value	✔	Have Board oversight of ESG and other sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees, unless approved by the Board
✔	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	✔	Have Audit Committee and Compensation Committee oversight of the Company’s Enterprise Risk Management Program	X	Allow pledging of our securities by directors, officers or other employees
✔	Conduct annual market comparison of executive compensation against a relevant peer group	✔	Elect directors by majority vote	X	Pay dividends on unearned performance-based awards
✔	Have double-trigger vesting for equity awards in the event of a change in control	✔	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unvested Time-Based awards
✔	Have an equity plan dilution within market practices	✔	Split the roles of Chairman and Chief Executive Officer	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date
✔	Have robust stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✔	Perform annual Board and committee self-evaluations	X	Reprice or buy-out underwater stock options without stockholder approval

✔	Have a clawback policy that authorizes recovery of cash and equity incentive compensation	✔	Perform an annual review of a CEO succession plan	X	Provide reload provisions in any stock option grant
✔	Have cash severance within market practices	✔	Perform an annual review of senior management succession planning	X	Provide defined benefit pension plans for executives
✔	Provide senior executives generally the same benefits as full-time employees	✔	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Have any significant perquisites
✔	Mitigate undue risks, particularly by annual review of plans, policies and practices	✔	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee
✔	Have an independent compensation consultant advising the Compensation Committee	✔	Have a Lead Independent Director

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee and the Board believe our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.

Oversight Responsibilities for Executive Compensation

Compensation Committee	•Establishes executive compensation philosophy and oversees human capital management strategy
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards
•Reviews NEO compensation and approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards
All Board Members
•Assess performance of the CEO and provide governance oversight for other executive compensation matters, including with regard to considering the results of “Say on Pay” votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities

Independent Compensation Consultant – Pay Governance
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including talent and retention, compensation of executive officers, nonemployee director compensation and executive compensation trends

•Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which reviews its recommendations and makes the final decisions, with advice from its independent consultant, as appropriate

•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized
Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2022, the Compensation Committee, working with its independent compensation consultant, Pay Governance, recommended a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on ROIC, growth, free cash flow, revenue, EBITDA, and market capitalization), our industry, our customer base, our national scope or similarity of distribution. The Compensation Committee also selected companies that may compete with us for talent, customers or both talent and customers.
In late 2021, the Compensation Committee approved the following peer group based on counsel from its independent compensation consultant, Pay Governance, for use in setting compensation for 2022:

•Air Lease Corporation	• Herc Holdings Inc.
•Republic Services, Inc.	• UniFirst Corporation
•United Rentals, Inc.	• Lamar Advertising Company (REIT)
•Cintas Corporation	• Triton International Limited
•Iron Mountain Incorporated	• Extra Space Storage Inc.
•GFL Environmental Inc.	• GATX Corporation
•Clean Harbors, Inc.	• Duke Realty Corporation
•Stericycle, Inc.	• CubeSmart
•Americold Realty Trust
The group reflects the complexities of our business beyond that of a typical general rent organization, including our long-duration lease portfolio and emphasis on and expertise developing turnkey space and storage solutions. Our business also uses long-lived assets, due to our ability to lease a unit, renew and refurbish it upon return, and reuse it up to seven times over a 20- to 30-year period. Finally, as we continue to scale and grow our business, we updated the peer group to include larger peers than we had included in the past.

Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the Company’s industry survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
The Compensation Committee reviews the peer group annually. In 2022, due to the merger of Duke Realty Corporation into Prologis the Compensation Committee (with advice from Pay Governance) approved the exit of Duke Realty from our peer group and the addition of Waste Connections.
2022 Named Executive Officer Compensation Elements in Detail
Base Salaries
The Compensation Committee approved changes in NEO base salaries for 2022 based on an assessment of individual performance and to better align with market compensation levels and to reflect role and responsibility changes and increases, respectively, and strong Company performance; and for improved alignment with market compensation levels. Base salary represents the fixed amount that we pay to each named executive officer for performing their normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2022 base salaries for the NEOs:

Executive Officer	2022 Base Salary	2021 Base Salary	Year Over Year Change
Bradley L. Soultz	$936,000	$900,000	4%
Timothy D. Boswell	$624,000	$600,000	4%
Hezron T. Lopez(1)	$525,000	$465,000	13%
Graeme Parkes	$420,000
Sally J. Shanks	$360,000	$345,000	4%
Christopher Miner	$485,000	$465,000	4%
(1) Mr. Lopez received a 13% increase to align with his new role and expanded responsibilities as Executive Vice President – Chief Legal & Compliance Officer & ESG in June 2022.
Short Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to the performance goals, as determined by the Compensation Committee.
2022 STIP Target Award Percentages
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. For 2022, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2022 Target Percentage of Base Salary	2021 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	150%	150%	N/A
Timothy D. Boswell	125%	125%	N/A
Hezron T. Lopez(1)	90%	75%	15%
Graeme Parkes	75%
Sally J. Shanks	50%	50%	N/A
Christopher Miner(2)	75%	75%	N/A
(1) The Compensation Committee made the change to Mr. Lopez’s target 2022 STIP percentage to better align with his new role and expanded responsibilities as Executive Vice President – Chief Legal & Compliance Officer & ESG.
(2) Mr. Miner departed our company effective July 29, 2022.

2022 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2022 performance goals under the STIP. The Committee established the performance levels such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.
The Compensation Committee determined the 2022 STIP awards for our named executive officers using the following framework, with the STIP payout based on the Target/Payout Table that appears below:

Base Salary	X	Target Percentage	X	Financial Performance	=	Annual Cash Incentive Award

STIP Target/Payout Table
Financial Performance Achievement Percentage	Payout Percentage
Below 90%	0%
90%	50%
100%	100%
Above or equal to 120%	200%

Annual Cash Earned
For 2022, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range(2)
Adjusted EBITDA	70%(1)	Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).	50% - 200%
Lease Revenue Delivered + VAPS Revenue Delivered	30%	Lease Revenue Delivered + VAPS Revenue Delivered reflects our operating performance and represents the total recurring revenue contracted and delivered during the year on new commercial activity. The measure is a leading indicator of our leasing revenue, which is a key measure for our investors and future health of our business. We calculate this measure on an annual basis.	50% - 200%
(1) The weighting percentage may be lower for certain employees at the vice president level and below.
(2) Performance below 90% of the target performance goals results in a 0% payout.
The threshold, target and maximum performance and payout opportunities under the 2022 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Weighting	Threshold	Target (1)	Maximum	Actual	% of Target Achieved	Payout %
Payout %	100%	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	35%	$348.6	$387.3	$464.8	$426.7	110.2%	52.8%
Adjusted EBITDA – Second Half ($ millions)	35%	$410.4	$456.0	$547.2	$549.6	120.5%	70.0%
Lease Revenue Delivered + VAPS Revenue Delivered ($ millions)	30%	$737.2	$819.1	$982.9	$964.0	117.7%	56.5%
Weighted Average Payout: 179.3%
(1) The target was adjusted to account for three full quarters’ performance prior to the sale of the Company’s Tank & Pump Segment.

Based on the achievement of the 2022 financial performance goals, the Compensation Committee approved the following STIP awards that our NEOs who were serving as of the last day of 2022 earned for 2022.

Executive Officer	Target STIP Opportunity	Payout % of Target	STIP Earned
Bradley L. Soultz	$1,404,000	179.3%	$2,517,372
Timothy D. Boswell	$780,000	179.3%	$1,398,540
Hezron T. Lopez	$472,500	179.3%	$847,193
Graeme Parkes	$315,000	179.3%	$564,795
Sally J. Shanks	$180,000	179.3%	$322,740
Christopher Miner(1)	$363,750	0.0%	$0
(1) Mr. Miner was not employed by the Company at the time the 2022 STIP was paid.
2022 Long-Term Incentive Awards
For 2022, under our annual grants, each of our named executive officers received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Performance-Based RSUs and Time-Based RSUs. We provide details on the types of equity awards we granted in the table below.

Annual Equity Award	Weighting	Rationale and Key Features
Performance-Based RSUs	70% for CEO and CFO, 65% for all other NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period (2022-2024).
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.
•Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.
•Additional Performance-Based RSU grants made to the NEOs had the effect of increasing the Performance-Based mix of the grants beyond 70% and 65%.

Time-Based RSUs	30% for CEO and CFO, 35% for all other NEOs
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

Consistent with prior years’ practices, the Compensation Committee decided to grant the long-term incentive awards for 2022 in the form of Performance-Based RSUs and Time-Based RSUs to enhance the performance orientation and stockholder alignment of the LTI program by introducing explicit performance conditions for the Performance-Based RSUs. We have also retained the retentive feature of the Time-Based RSUs.
The Compensation Committee annually considers various alternative performance-based metrics including, but not limited to, financial return metrics such as ROIC. We believe sustained and improving financial returns correlates to long-term shareholder value creation. While ROIC is a critical financial metric for the Company and underpins our human and financial capital allocation decisions, we believe rTSR reflects both the effect of sustained and improving financial returns along with continued robust growth. The performance-Based RSUs granted in 2022 are based solely on our TSR performance relative to the constituents in the S&P 400 MidCap Index. We believe that relative TSR aligns our NEOs’ long-term incentive compensation with our shareholders. In addition to relative TSR, the Committee also considers key financial metrics (e.g., ROIC, EBITDA) when sizing the awards for NEOs as the growth / improvement in these metrics is highly correlated to our stock price performance.
The Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our continuing named executive officers for 2022:

Executive officer	Performance-Based RSUs					Time-Based RSUs

	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	44,329	88,657	177,314	88,657	$3,150,000	37,996	$1,350,000
Timothy D. Boswell	17,732	35,463	70,926	35,463	$1,260,000	15,198	$540,000
Hezron T. Lopez	14,354	28,708	57,416	28,708	$1,020,000	7,881	$280,000
Graeme Parkes	13,897	27,793	55,586	27,793	$987,500	7,388	$262,500
Sally J. Shanks	6,685	13,369	26,738	13,369	$475,000	2,463	$87,500
Christopher Miner	11,118	22,235	44,470	22,235	$790,000	5,910	$210,000

Other Compensation and Benefits
Employment Agreements & Individual Compensation Decisions
We have entered into employment agreements or compensation letters with each of our current named executive officers as summarized below.
The employment agreements or compensation letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.
Bradley L. Soultz, Chief Executive Officer
Effective March 27, 2023, the Board approved an increase in salary for Mr. Soultz for 2023 to $979,440, which included a 4% increase in base salary and $6,000 in lieu of the former automobile allowance referenced below. He is eligible for a target short-term incentive bonus of $1,469,190, or 150% of his annual base salary, and annual long-term incentive awards with a target grant date value of $4,500,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Soultz’s STIP and LTIP levels remain unchanged. The Board also eliminated the annual automobile allowance from Mr. Soultz’s compensation and rolled a proportionate share of the allowance into his base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Soultz, which became effective upon the completion of the merger. On September 8, 2021, we amended Mr. Soultz’s agreement to include an additional 48 months to end March 1, 2026. The amendment also extended the non-compete period from 12 to 24 months.
As of September 8, 2021, the amended agreement also contemplated an additional retention and performance incentive award consisting of a target number of 312,632 performance-based restricted stock units. The actual number of units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 750,000 units. The units will become vested and unrestricted on the vesting date, March 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60 day average price following the Company’s filing of its third quarter results. The calculation was performed by FTI, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Soultz surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter results with an attainment of $46.40 per share.
Timothy D. Boswell, President and Chief Financial Officer
Effective March 27, 2023, the Board provided an increase in annual base salary for Mr. Boswell for 2023 to $655,627, which included a 4% increase in base salary and $6,000 in lieu of the former automobile allowance referenced below. He is eligible for a target short-term incentive bonus of $819,534, or 125% of his annual base salary, and annual long-term incentive awards with a target grant value of $1,800,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Boswell’s STIP and LTIP levels remain unchanged. The Board also eliminated the annual automobile allowance from Mr. Boswell’s compensation and rolled a proportionate share of the allowance into his base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Boswell, effective as of March 1, 2020. On September 8, 2021, we amended Mr. Boswell’s agreement to include an additional 39 months to end July 1, 2026, after which point the agreement will automatically renew for successive one-year periods. The agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
As of September 8, 2021, the amended agreement also contemplated an additional retention and performance incentive award consisting of a target number of 243,158 performance-based restricted stock units. The actual number of Restricted Stock Units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 583,334 units. The units will become vested and unrestricted on the vesting date, July 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60 day average price following the Company’s filing of its third quarter results. The calculation was performed by FTI, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Boswell surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter results with an attainment of $46.40 per share.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
Effective March 27, 2023, the Board provided an increase in annual base salary for Mr. Lopez for 2023 to $546,000. He is eligible for a target short-term incentive bonus of $491,400, or 90% of his annual base salary, and annual long-term incentive awards with a target grant value of $1,000,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years.
On June 6, 2022, we entered into an amended and restated employment agreement with Mr. Lopez, effective June 3, 2022. The terms of the agreement, among other things, (a) extended Mr. Lopez’s employment term through June 3, 2027, with automatic one-year renewals thereafter, (b) updated Mr. Lopez’s title to Executive Vice President – Chief Legal & Compliance Officer & ESG, (c) provided for an annual base salary of $525,000 per calendar year, (d) provided for an annual target bonus opportunity of 90% of his base salary, (e) set the target grant value of Mr. Lopez’s annual equity award at $1,000,000, 70% of which shall be in the form of performance-based restricted stock units vesting over three years and 30% in the form of restricted stock units vesting over four years, (f) approved an annual allowance of $40,000 (g) eliminated the annual automobile allowance, (h) provided for severance payments in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1.5 times Mr. Lopez’s annual target bonus and continued base salary for 18 months, and (i) extended the non-compete period from 12 to 18 months.
Graeme Parkes, Executive Vice President, Chief Information Officer
Effective March 27, 2023, the Board provided an increase in annual base salary for Mr. Parkes to $436,800, which included a 4% increase in base salary. He is eligible for a target short-term incentive bonus of $327,600, or 75% of his annual base salary, and annual long-term incentive awards with a target grant value of $750,000, 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years. The Compensation Committee made these increases with confidence given Mr. Parkes’ continued performance and strong stewardship of his duties.
On February 15, 2023, as a result of a market review of the position, responsibilities and compensation levels, we entered into an amended and restated employment agreement with Mr. Parkes. The terms of the agreement instituted a double trigger requirement in the event of a Change in Control and, among other things, (a) provided for severance payments in the event of a termination without Cause or for Good Reason or following a Change in Control to include an amount equal to 1 times Mr. Parkes’ annual target bonus and continued base salary for 18 months, (b) extended the non-compete period to 18 months, (c) provided for an annual target bonus opportunity of 75% of his base salary, and (d) set the target grant value of Mr. Parkes’ annual equity award at $750,000, 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years.
Sally J. Shanks, Senior Vice President, Chief Accounting Officer
Effective March 27, 2023, the Board provided an increase in annual base salary for Ms. Shanks to $410,000, inclusive of $6,000 in lieu of the former automobile allowance referenced below. She is eligible for a target short-term incentive bonus of $205,000, or 50%, of her annual base salary, and annual long-term incentive awards with a target grant value of $350,000, with 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting ratably over three years. The Compensation Committee made these increases with confidence given Ms. Shanks’ continued performance and strong stewardship of her duties. The Board also eliminated the annual automobile allowance from Ms. Shanks’ compensation and rolled a proportionate share of the allowance into her base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
Christopher J. Miner, Former Executive Vice President, Chief Legal Officer and Secretary
Mr. Miner had in place an employment agreement prior to his departure in July 2022. On April 22, 2022, we announced that Mr. Miner would depart effective July 29, 2022. We entered into a transition, separation and release agreement on April 21, 2022 (the “Separation Agreement”) relating to Mr. Miner’s transition from the Company. Under the Separation Agreement, Mr. Miner received cash payments, and his equity awards vested, as contemplated by his previously disclosed employment agreement. Pursuant to the terms of the Separation Agreement, Mr. Miner is subject to a non-competition and non-solicitation period of 24 months, among other things.
Perquisites
We made available all or some of the following perquisites to our named executive officers during 2022: an automobile allowance to facilitate the extensive travel regularly required as part of their job responsibilities, premiums for life and supplemental individual disability insurance and an executive allowance for Mr. Lopez in the amount of $40,000. We reflect the aggregate incremental cost of these perquisites in the “All Other Compensation” column of the Summary Compensation Table. Going forward in 2023, we have eliminated the automobile allowance for our executives.
Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level As Multiple of Base Salary(1)
Chief Executive Officer	6x
President & Chief Financial Officer	5x
Chief Legal Officer	3x
Other NEOs	2x
(1) For purposes of calculating stock ownership, vested stock and unexercised stock options are included in such calculation. Unvested equity is not included in such calculation.

We expect executive officers to meet their target ownership level by the later of the fifth anniversary of their appointment as an executive officer or October 31, 2024, which is the fifth anniversary of the date we adopted the guidelines. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain all of their equity awards, net of an amount of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until they meet the target ownership level. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this proxy statement, all of our executive officers either had met the target ownership level or had additional time to do so. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.

Securities Trading Policy (Hedging and Pledging Prohibited)
The Company’s Securities Trading Policy: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to the Company’s officers and directors, but also to the Company’s employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan except as may be approved by the Board.
Clawback Policy
Our clawback policy authorizes us to recover cash and equity incentive compensation paid to or earned by our executive officers if there is a material restatement of our financial results (other than a restatement due to changes in accounting policy) such that the amount of incentive compensation actually paid or earned exceeded the amount that would have been paid or earned had the financial results been stated correctly initially or if the executive officer has engaged in misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to our Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. Covered employees generally include our named executive officers. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation that attracts, retains and rewards successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2022, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2022 Annual Report.
Respectfully submitted,
Jeff Sagansky, Chair
Mark Bartlett
Jeffrey S. Goble
Rebecca L. Owen
Erika T. Davis

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2022
The following table shows for the fiscal years ended December 31, 2022, 2021 and 2020, compensation awarded or paid to, or earned by, the individuals who served as executive officers during 2022.

								Total
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards	Non-Equity Plan Compensation(4)	All Other Compensation(5)

Bradley L. Soultz Chief Executive Officer	2022	$934,615	$—	$5,103,737	$—	$2,517,372	$39,074	$8,594,799
	2021	$886,539	$—	$14,635,168	$—	$2,102,166	$36,727	$17,660,600
	2020	$797,308	$—	$3,593,204	$—	$1,224,422	$661,671	$6,276,605

Timothy D. Boswell President and Chief Financial Officer	2022	$623,077	$—	$2,041,503	$—	$1,398,540	$35,131	$4,098,252
	2021	$579,807	$—	$8,760,710	$—	$1,167,870	$509,160	$11,017,548
	2020	$485,365	$—	$1,828,067	$—	$494,817	$32,933	$2,841,182

Hezron T. Lopez EVP, Chief Legal & Compliance Officer & ESG	2022	$508,020	$—	$1,495,497	$—	$847,193	$51,292	$2,902,001
	2021	$460,961	$—	$1,275,016	$—	$707,460	$60,880	$2,504,318
	2020	$421,154	$—	$747,039	$—	$367,326	$459,271	$1,994,790

Graeme Parkes EVP, Chief Information Officer(6)	2022	$418,653	$—	$1,439,256	$—	$—	$16,590	$1,874,499
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sally J. Shanks SVP, Chief Accounting Officer and Treasurer	2022	$359,424		$653,543	$—	$322,740	$33,203	$1,368,911
	2021	$338,295		$531,234	$—	$269,509	$28,404	$1,187,442
	2020	$310,050	$—	$250,185	$—	$147,553	$26,833	$734,621

Christopher Miner Former EVP, Chief Legal Counsel and Secretary(7)	2022	$252,923	$—	$1,151,430	$—	$—	$9,664	$760,960
	2021	$454,231	$—	$306,730	$—	$—	$13,050	$760,960
	2020	$223,260	$—	$—	$—	$212,152	$11,609	$447,021

(1) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(2) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(3) Amounts in this column for 2022 represent the aggregate grant fair value calculated in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March under our 2022 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note 1 to our 2022 audited financial statements contained in our 2022 Annual Report.
(4) Amounts in this column represent payments under our STIP for 2022.
(5) Amounts in this column for 2022 are set forth in the table below.
(6) Mr. Parkes was not an NEO prior to 2022.
(7) Mr. Miner departed our company effective July 29, 2022.

Name	Auto Allowance	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Other Allowance	Total
Bradley L. Soultz	$15,000	$15,375	$8,699	$—	$39,074
Timothy D. Boswell	$15,000	$13,725	$6,406	$—	$35,131
Hezron T. Lopez	$6,250	$13,725	$7,984	$23,333	$51,292
Graeme Parkes	$—	$13,725	$2,865	$—	$16,590
Sally J. Shanks	$15,000	$15,770	$2,433	$—	$33,203
Christopher Miner	$7,500	$768	$1,396	$—	$9,664

Grants of Plan-Based Awards for Fiscal Year 2022
The following table sets forth information regarding all grants of plan-based awards that we made to our NEOs during 2022. The information supplements the disclosure of stock and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (PSU)			Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) RSU Only	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Bradley L. Soultz	3/1/2022	$702,000	$1,404,000	$2,808,000	44,329	88,657	177,314	37,996			$5,103,737
Timothy D. Boswell	3/1/2022	$390,000	$780,000	$1,560,000	17,732	35,463	70,926	15,198			$2,041,503
Hezron T. Lopez	3/1/2022	$236,250	$472,500	$945,000	14,354	28,708	57,416	7,881			$1,495,497
Graeme Parkes	3/1/2022	$157,500	$315,000	$630,000	13,897	27,793	55,586	7,388			$1,439,256
Sally J. Shanks	3/1/2022	$90,000	$180,000	$360,000	6,685	13,369	26,738	2,463			$653,543
Christopher Miner	3/1/2022	$181,875	$363,750	$727,500	11,118	22,235	44,470	5,910			$1,151,430
(1) Values are calculated in accordance with ASC 718
Outstanding Equity Awards at Fiscal 2022 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2022.

	Option Awards				Stock Awards
Name	Options Unexercised and Exercisable	Options Unexercised and Unexercisable	Option Exercise Price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bradley L. Soultz	408,497(2)		$13.60	March 20, 2028	154,787	$6,991,729	638,199	$28,827,449
Timothy D. Boswell	125,691(2)		$13.60	March 20, 2028	62,960	$2,843,903	380,801	$17,200,781
Hezron T. Lopez			N/A	N/A	23,818	$1,075,859	83,133	$3,755,118
Graeme Parkes	75,042		N/A	N/A	17,793	$803,710	46,543	$2,102,347
Sally J. Shanks			N/A	N/A	12,870	$581,338	28,868	$1,303,968
Christopher Miner			N/A	N/A	0	$—	—	$—

(1) Market value was calculated based upon the closing price of the shares of Common Stock on Nasdaq of $45.17 on December 31, 2022, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock.

Option Exercises and Stock Vested in Fiscal Year 2022

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Bradley L. Soultz	—	$—	359,681	$13,727,307
Timothy D. Boswell	—	$—	123,886	$4,700,344
Hezron T. Lopez	—	$—	6,865	$245,593
Graeme Parkes	—	$—	4,420	$151,382
Sally J. Shanks	—	$—	19,296	$727,578
Christopher Miner	224,712	$5,030,687	64,782	$2,395,021
(1) Value for shares acquired on vesting are pre-tax value.
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers (other than Mr. Miner) in each situation in the table below assuming that the termination of employment or change in control of our Company occurred on December 31, 2022, the last business day of our fiscal year, and that our Common Stock was valued at the closing market price as of December 30, 2022 of $45.17. The prorated bonus payout assumes full year exit maximum at December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.
Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.
Mr. Miner is not included in the following tables because, as previously disclosed, Mr. Miner departed our Company effective July 29, 2022. We and Mr. Miner entered into a transition, separation and release agreement on April 21, 2022 relating to his transition. Mr. Miner received cash payments in the amount of $1,154,672, and his equity awards vested, as contemplated by his previously disclosed employment agreement. We estimate the value of Mr. Miner’s equity awards that vested in connection with this departure at $2,314,060 as of July 29, 2022.

Name	Termination by Death ($)	Termination by Disability ($)		Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)

Bradley L. Soultz
Severance	$900,000	$		$4,680,001	$6,084,001
Pro Rata Bonus	$2,517,372		$2,517,372	$2,517,372	$2,517,372
Vesting of Stock Options	$—		$—	$—	$—
Vesting of Restricted Stock Units(1)	$35,819,178		$35,819,178	$35,819,178	$35,819,178
Insurance	$—		$14,474	$28,948	$28,948
Total	$39,236,550		$38,351,024	$43,045,499	$44,449,499

Timothy D. Boswell
Severance	$624,000	$		$2,106,001	$4,368,001
Pro Rata Bonus	$1,398,540		$1,398,540	$1,398,540	$1,398,540
Vesting of Stock Options	$—		$—	$—	$—
Vesting of Restricted Stock Units(1)	$20,044,684		$20,044,684	$20,044,684	$20,044,684
Insurance	$—		$18,946	$28,419	$28,419
Total	$22,067,224		$21,462,170	$23,577,644	$25,839,644

Hezron T. Lopez
Severance	$525,000	$		$1,496,250	$2,205,000
Pro Rata Bonus	$847,193		$847,193	$847,193	$847,193
Vesting of Stock Options	$—		$—	$—	$—
Vesting of Restricted Stock Units(1)	$4,830,977		$4,830,977	$7,954,753	$7,954,753
Insurance	$—		$20,642	$30,963	$30,963
Total	$6,203,170		$5,698,812	$10,329,159	$11,037,909

Graeme Parkes
Severance	$420,000	$		$735,000	$945,000
Pro Rata Bonus	$564,795		$564,795	$564,795	$564,795
Vesting of Stock Options	$—		$—	$—	$—
Vesting of Restricted Stock Units(1)	$2,906,057		$2,906,057	$4,754,459	$4,754,459
Insurance	$—		$—	$—	$—
Total	$3,890,852		$3,470,852	$6,054,254	$6,264,254

Sally J. Shanks
Severance(2)	$	$		$270,000	$270,000
Pro Rata Bonus	$—		$—	$322,740	$322,740
Vesting of Stock Options	$—		$—	$—	$—
Vesting of Restricted Stock Units(1)	$—		$—	$—	$—
Insurance	$—		$—	$—	$—
Total	$—		$—	$592,740	$592,740

(1) Includes performance based RSU's at target performance. (2) Only payable in the case of Termination by Company without Cause (with or without a Change in Control)

Employment Agreement Provisions Relating to Termination of Employment or Change in Control
As discussed above under “Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements,” we have entered into employment agreements or compensation letters with each of our current named executive officers. Those agreements or compensation letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or compensation letters relating to termination of employment is below.
Bradley L. Soultz, Chief Executive Officer
The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Timothy D. Boswell, President and Chief Financial Officer
The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment during the 30-month period following the completion of the merger or the 12-month period after any subsequent change in control, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Boswell's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Boswell is also eligible for certain additional relocation benefits.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1.5x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vesting for 18 months, (v) The Post-Merger Equity Award (as defined in the Lopez Agreement) shall immediately vest in full, (vi) cost of continuing coverage under the company’s health insurance plan for 18 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Lopez’ employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Lopez is also eligible for certain additional relocation benefits.
Graeme Parkes, Executive Vice President, Chief Information Officer
The Parkes Agreement, effective February 1, 2023, provides that in the event of a termination of employment without Cause (as defined in the Parkes Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Parkes Agreement), in addition to Accrued Benefits (as defined in the Parkes Agreement), Mr. Parkes will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months in the event of resignation for Good Reason or 18 months in the event of termination without Cause, respectively, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted will continue to vest during the severance period (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 18 months. Mr. Parkes will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after a Change in Control (as defined in the Parkes Agreement), except that he will receive (i) a lump sum cash severance payment equal to 18 months of base salary, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Senior Vice President, Chief Accounting Officer and Treasurer
Under Ms. Shanks’s compensation letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP award. Ms. Shanks will also be eligible for health benefits continuation for up to one year.
Christopher J. Miner, Former Chief Legal Officer and Secretary
Mr. Miner departed our company effective July 29, 2022.

Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP, which resulted from an amendment and restatement of our 2017 Incentive Award Plan. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue on an on-going basis a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
2022 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2022:
•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $68,663.46;
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $8,594,799.05; and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 125:1.
In determining the median employee for 2022, we used our employee population as of December 31, 2022, and, in accordance with SEC rules, excluded the CEO to arrive at the median employee consideration pool. We then measured compensation for this population based on gross wages for the period January 1, 2022 to December 31, 2022. We also annualized gross wages for those employees who were not employed for the full January 1, 2022 to December 31, 2022 period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2022.
We calculated 2022 annual total compensation for our median employee using the same methodology that we use to determine our CEO’s annual total compensation for the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Named Executive Officers (NEOs) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.
As discussed in our Compensation Discussion and Analysis, our pay-for-performance philosophy aligns our executive officers’ compensation with our short-term and long-term objectives as well as emphasizing shareholder value creation. While the Compensation Committee did not use the information provided below to determine compensation for our NEOs for 2022, the results are aligned with this philosophy. We have grown Adjusted EBITDA from continuing and discontinued operations, the primary metric of our short-term cash incentive plan, from $534 million in 2020 to $740 million in 2021 and further to $976 million in 2022, year-over-year increases of 39% and 32%, respectively. Our shareholders have seen a return of 144% over this three-year period; outperforming both our indexed peer group and the broader S&P 400 Index. In turn, our NEOs’ compensation, which is primarily equity-based, has appreciated compared to the values when they were first awarded, though the figures below do not represent compensation actually realized. Compensation actually paid (CAP) has been determined under the SEC-defined methodology. However, for equity-based compensation, in addition to equity that has vested in the applicable year, CAP includes the change in fair value for unvested awards. Importantly, these unvested award values have not actually been earned or realized by the executives. For Messrs. Soultz and Boswell, 2021 and 2022 CAP values include the special one-time performance-based RSU awards granted in 2021, which have served to both retain and motivate them thus far in the execution of our long-term strategic plan. The awards were made on September 7, 2021, at a share price of $29.20 and as of December 31, 2022, our share price was $45.17, a 55% increase. Any earned performance-based RSUs awards related to this grant will not vest until 2026.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions)	Adjusted EBITDA(4) ($ millions)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$8,179,593	$20,397,951	$2,246,809	$4,303,522	$244	$146	$340	$976
2021	$17,579,747	$47,056,454	$4,773,248	$8,606,622	$221	$159	$160	$740
2020	$6,276,605	$9,893,532	$2,009,027	$3,024,177	$125	$117	$74	$534
(1) Our principal executive officer (PEO) for 2020-2022 is Mr. Soultz. The non-PEO named executive officers reflected in columns (d) and (e) include the following individuals: Mr. Boswell (2020-2022), Mr. Lopez (2020-2022), Ms. Shanks (2020-2022), Mr. Parkes (2022), Mr. Miner (2020-2022), and Mr. Williams (2020-2021).
(2) The following amounts were deducted from / added to Summary Compensation Table (SCT) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our principal executive officer (PEO) and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.
PEO SCT Total to CAP Reconciliation

Fiscal Year	2020	2021	2022
SCT Total	$6,276,605	$17,579,747	$8,179,593
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($3,593,204)	($14,635,168)	($5,103,737)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$6,223,671	$30,020,871	$8,174,144
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$2,694,702	$13,368,813	$10,303,770
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($1,708,241)	$722,191	($1,155,818)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$9,893,532	$47,056,454	$20,397,951

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2020	2021	2022
Average SCT Total	$2,009,027	$4,773,248	$2,246,809
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($1,212,320)	($3,314,083)	($1,356,246)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$2,148,971	$5,205,205	$1,831,996
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$197,467	$1,491,613	$1,623,529
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$147,770	$208,160
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($118,969)	$302,869(i)	($250,726)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$0	$0	$0
Average Compensation Actually Paid	$3,024,177	$8,606,622	$4,303,522
(i) Certain of Mr. Williams’ equity awards were modified in February 2021 as part of his Separation and Release Agreement, consistent with his employment agreement. The rules prescribed by the SEC did not specify how compensation actually paid should reflect the incremental fair value expense recorded in connection with the modification and reported in the “Stock Awards” column. As compensation actually paid is meant to track the value of an equity award over the course of its vesting period, we are not adding any additional fair value when calculating the “Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year” as we believe this methodology best reflects the value of the award to Mr. Williams.
(3) The Peer Group for which Total Shareholder Return is provided in column (g) for each listed fiscal year consists of the constituent companies in the S&P MidCap 400 Index listed as our compensation benchmarking peer group in the Compensation Discussion & Analysis specific for that fiscal year. As further described in the “Use of Market Data” section of our Compensation Discussion and Analysis for this year and prior years, the 2020 peer group reflected the market for WillScot prior to the merger with Mobile Mini, the 2021 peer group was changed to reflect the size and complexity of WillScot Mobile Mini as a combined entity, and the 2022 peer group reflects changes to better align with complexities of our business, including our long-duration lease portfolios, focus on developing turnkey space and storage solutions, use of long-lived assets, and the continued scale and growth of our business. Note, Ecolab was erroneously listed in the peer group for 2022 in our proxy statement dated April 19, 2022 and correctly excluded in this year’s filing.

2020	2021	2022
Air Lease Corporation	ABM Industries Incorporated	Air Lease Corporation
Aircastle Limited	Air Lease Corporation	Americold Realty Trust, Inc.
GATX Corporation	Americold Realty Trust, Inc.	Cintas Corporation
H&E Equipment Services, Inc.	Duke Realty Corporation	Clean Harbors, Inc.
Herc Holdings Inc.	Extra Space Storage Inc.	CubeSmart
McGrath RentCorp	GATX Corporation	Duke Realty Corporation
Mobile Mini, Inc.	H&E Equipment Services, Inc.	Extra Space Storage Inc.
Ritchie Bros. Auctioneers Incorporated	Herc Holdings Inc.	GATX Corporation
Triton International Limited	McGrath RentCorp	GFL Environmental Inc.
UniFirst Corporation	Ritchie Bros. Auctioneers Incorporated	Herc Holdings Inc.
	ServiceMaster Brands Businesses of ServiceMaster Global Holdings, Inc.	Iron Mountain Incorporated
	Stericycle, Inc.	Lamar Advertising Company
	Terminix Global Holdings, Inc.	Republic Services, Inc.
	Triton International Limited	Stericycle, Inc.
	UniFirst Corporation	Triton International Limited
	United Rentals, Inc.	UniFirst Corporation
United Rentals, Inc.

(4) Adjusted EBITDA is a non-GAAP financial measure and represents Adjusted EBITDA from continuing and discontinued operations at budgeted foreign exchange rates. For a discussion of our use of non-GAAP measures and related reconciliations to corresponding GAAP measures, please see the “Reconciliation of Non-GAAP Financial Measures” section beginning on page 49 in Item 7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
CHARTS OF CAP VERSUS PERFORMANCE METRICS
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2020-2022.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EBITDA during the period 2020-2022.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
The three items listed below represent the most important performance metrics we used to determine CAP for FY2022 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Short-Term Incentive Plan” and “2022 Long-Term Incentive Awards.”

Most Important Financial Measures
•Adjusted EBITDA •Stock Price •Relative TSR

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2023, by each person who is the beneficial owner of more than 5% of our Common Stock; each of our NEOs and Directors; and all of our executive officers and Directors as a group. The beneficial ownership of our Common Stock is based on 203,930,271 shares of our Common Stock issued and outstanding as of March 31, 2023.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer or Director have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2) (3)	949,098	*
Timothy D. Boswell(2)	303,610	*
Hezron T. Lopez(2)	20,648	*
Christopher J. Miner(2)(10)	190,810	*
Sally J. Shanks(2)	34,473	*
Graeme Parkes	122,727	*
Erik Olsson(4)	1,340,315	*
Gerard E. Holthaus(5)	398,771	*
Mark S. Bartlett(5)	142,554	*
Jeff Sagansky(5)	2,593,712	1.3%
Sara R. Dial(5)	53,807	*
Jeffrey S. Goble(5)	62,994	*
Kimberly J. McWaters(5)	52,007	*
Michael W. Upchurch(5)	33,018	*
Rebecca L. Owen	27,624	*
Erika T. Davis	6,313	*
All executive officers and directors as a group	6,332,481	3.1%
Five Percent Holders(6)
The Vanguard Group, Inc.(7)	19,555,613	9.4%
Fidelity Management & Research Company LLC (8)	13,246,191	6.3%
BlackRock, Inc. (9)	13,022,318	6.2%
(*) Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
(2) Does not include any unvested stock options, Performance-Based RSUs or Time-Based RSUs granted under the Plan, all of which are subject to forfeiture.
(3) Includes 333,559 shares held in an irrevocable trust of which Mr. Soultz is the sole trustee and 93,124 shares and 408,497 options held in a different irrevocable trust of which Mr. Soultz’s spouse is a co-trustee.

(4) Includes 4,977 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Olsson in June 2022 as part of our annual non-executive director compensation program.
(5) Includes 3,363 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Holthaus, Mr. Bartlett, Mr. Sagansky, Ms. Dial, Mr. Goble, Ms. McWaters, Ms. Owen, Ms. Davis and Mr. Upchurch in June 2022 as part of our annual non-executive director compensation program.
(6) Beneficial Ownership for stockholders with 5% or more ownership is based the most recently available 13G filings
(7) According to a Schedule 13G filed February 9, 2023, on behalf of The Vanguard Group. The Vanguard Group has beneficial ownership over the shares reported. The Vanguard Group has shared voting power with respect to 84,334 shares, and sole and shared dispositive power with respect to 19,262,101 shares and 293,512 shares, respectively. The business address of this stockholder is 100 Vanguard Blvd., Malvern, PA 19355.
(8) According to a Schedule 13G filed February 9, 2023, on behalf of Fidelity Management & Research Company. Fidelity Management & Research Company has beneficial ownership over the shares reported. Fidelity Management & Research Company has sole voting power with respect to 13,243,277 shares and sole dispositive power with respect to 13,246,191 shares. The business address of this stockholder is 245 Summer Street, Boston, MA 02210.
(9) According to a Schedule 13G/A filed February 7, 2023, on behalf of BlackRock, Inc. BlackRock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 12,035,565 shares and sole dispositive power with respect to 13,022,318 shares. The business address of this stockholder is 55 East 52nd Street, New York, NY 10055.
(10) Ownership as of June 4, 2022.
MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2024 annual meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at the office of the Corporate Secretary on or before December 22, 2023.
•If the proposal is submitted pursuant to our advance notice provision, the proposal must be received at the office of the Corporate Secretary no earlier than February 3, 2024, and no later than March 4, 2024.
•Director nominations submitted pursuant to our advance notice provision must be received at the office of the Corporate Secretary no earlier than February 3, 2024, and no later than March 4, 2024.
The dates above with respect to proposals or nominations submitted pursuant to our advance notice provision in connection with our 2024 annual meeting assume that the date of the 2024 annual meeting is not greater than 30 days before or greater than 60 days after the anniversary date of our 2023 Annual Meeting. Notice of a nomination or other proposal must also comply with requirements set forth in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. Please also fax a copy of your request to us at (602)244-9809. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2024. Notice of a proposal submitted pursuant to Rule 14a-8 of the Exchange Act must also comply with requirements set forth in Rule 14a-8.
ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2022, including our audited financial statements for the year ended December 31, 2022, as filed with the SEC on February 22, 2023 (as such report may be amended from time to time, the “2022 Annual Report”), was delivered or made available with this proxy statement. The 2022 Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 5, 2023, a copy of our 2022 Annual Report. Written requests should be directed to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this proxy statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this proxy statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.

When and where will the Company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 2, 2023, at 9:00 a.m. Pacific Daylight Time.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2023. You will also be able to vote your shares electronically at the annual meeting and view the list of stockholders.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
We do our meeting virtually
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2023. You also will be able to vote your shares electronically at the annual meeting and view the list of stockholders.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of April 5, 2023, there were 203,636,879 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if the holders of a majority of our outstanding shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chairman of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned or the holder does not virtually attend the meeting, the holder is not present for quorum purposes.

What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal 1: Elect 8 directors to the Board of directors to serve until the 2024 annual meeting of stockholders or until their successors are elected and qualified.
Each of the nominees for the 8 seats up for election will be elected as a director if he or she receives a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes “FOR” and “AGAINST” that director’s election, in each case, and exclude abstentions and broker non-votes with respect to that director’s election.
The Board recommends a vote FOR the election of each nominee as a director.

Proposal 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2023
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR the ratification of EY’s appointment

Proposal 3: Approve or disapprove the compensation of the named executive officers
The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The advisory vote to approve or disapprove the compensation of named executive officers requires the affirmative of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 5, 2023.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also submit your proxy by completing, signing, and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU SUBMIT YOUR PROXY BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By submitting a proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.

Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted on certain matters if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2023, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions from the beneficial owner of the shares.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. Proposals 1 and 2 are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting by ballot. Attending the annual meeting via webcast will not by itself revoke a proxy; you must submit a ballot and vote your shares at the annual meeting.
•Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We will pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting.
How do I attend the annual meeting?
This year’s annual meeting will only be conducted virtually. Please refer to the above-captioned section entitled “Why a virtual meeting?” for more information.